EXHIBIT 2.4


PURCHASE AND CONTRIBUTION AGREEMENT By and Between Uniroyal Chemical Co./Cie

and Bayer Inc. Dated as of November 20, 1998



TABLE OF CONTENTS

                                                                      PAGE NO.
ARTICLE 1.  DEFINITIONS                                                     1
ARTICLE 2.  SALE AND CONTRIBUTION OF ASSETS                                12
     2.1     Sale of Undivided Interest in Contributed Assets.             12
     2.2     Contribution of Uniroyal Assets and Bayer Assets to
             Partnership.                                                  12
     2.3     Excluded Obligations.                                         13
     2.4     Non-Assignable Rights.                                        15
     2.5     Closing Date                                                  16
ARTICLE 3.  PURCHASE PRICE                                                 16
     3.1     Payment.                                                      16
     3.2     Post-Closing Adjustment.                                      16
     3.3     Net Equity of the Business at the Closing Date.               17
     3.4     Allocation of Purchase Price and Bayer Assumed Obligations.   18
ARTICLE 4.   REPRESENTATIONS AND WARRANTIES                                18
     4.1     By Uniroyal-CA.                                               18
     4.2     By Bayer-CA.                                                  27
ARTICLE 5.   ENVIRONMENTAL MATTERS                                         29
     5.1     Environmental.                                                29
ARTICLE 6.   COVENANTS PRIOR TO CLOSING                                    31
     6.1     Covenants of Uniroyal-CA.                                     31
     6.2     Cooperation.                                                  32
     6.3     No Solicitation.                                              32
     6.4     Pension and Employee Benefit Matters                          32
ARTICLE 7.   CLOSING                                                       35
     7.1     Conditions to Obligations of Bayer-CA.                        35
     7.2     Conditions to Obligations of Uniroyal-CA.                     36
     7.3     Additional Conditions to Obligations.                         37
     7.4     Bayer-CA's Closing Deliveries.                                38
     7.5     Uniroyal-CA's Closing Deliveries.                             39
ARTICLE 8.   FURTHER ASSURANCES                                            40
     8.1     Cooperation                                                   40
ARTICLE 9.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
             INDEMNIFICATION                                               40
     9.1     Survival.                                                     40
     9.2     Indemnification by Uniroyal-CA.                               40
     9.3     Indemnification by Bayer-CA.                                  43
     9.4     Procedure for Third Party Claims.                             44
     9.5     Bulk Sales Act Indemnity                                      45
     9.6     No Waiver of Rights                                           46
ARTICLE 10.   FINDERS AND BROKERS FEES                                     46
ARTICLE 11.   DEFAULT AND TERMINATION                                      46
     11.1     Default.                                                     46
     11.2     Termination.                                                 46
     11.3     Rights on Termination; Waiver.                               47
ARTICLE 12.   MISCELLANEOUS                                                48
     12.1     Sales and Transfer Taxes.                                    48
     12.2     Goods and Services Tax.                                      48
     12.3     No Third Party Beneficiaries.                                49
     12.4     Expenses of the Parties.                                     49
     12.5     Amendment and Waiver.                                        49
     12.6     Headings for Convenience.                                    50
     12.7     Counterparts.                                                50
     12.8     Binding Effect.                                              50
     12.9     Publicity.                                                   50
     12.10     Complete Agreement.                                         51
     12.11     Notices.                                                    51
     12.12     Assignment.                                                 52
     12.13     Severability.                                               53
     12.14     Choice of Law; Choice of Forum.                             53



SCHEDULES

     Schedule 2.1        Procedures with Respect to Sale of Bayer Assets to
                         Bayer-CA
     Schedule 2.2(a)     Contributed Assets - Canada
     Schedule 2.2(b) Procedures with Respect to Contribution of Uniroyal Assets and Bayer Assets to Partnership
     Schedule 2.3        Assumed Obligations
     Schedule 3.4        Allocation of Purchase Price and Bayer Assumed
                         Obligations
     Schedule 4.1(a)     Excluded Assets
     Schedule 4.1(c)     Authorizations, Consents and Approvals Needed by
                         Uniroyal-CA
     Schedule 4.1(d)     Absence of Certain Changes
     Schedule 4.1(e)     Leases
     Schedule 4.1(f)     Contracts and Other Documents
     Schedule 4.1(g)     Labour and Employment
     Schedule 4.1(h)     Employee Benefit Plans and Pension Plan
     Schedule 4.1(i)     Licenses and Permits
     Schedule 4.1(j)     Absence of Undisclosed Liabilities
     Schedule 4.1(k)     Compliance with Law
     Schedule 4.1(l)     Technology and Registrations
     Schedule 4.1(m)     Pending Litigation
     Schedule 4.1(n)     Books and Records
     Schedule 4.1(o)     Inventory
     Schedule 4.1(p)     Financial Statements
     Schedule 4.1(q)     Taxes
     Schedule 4.1(r)     Accounts Payable and Accounts Receivable
     Schedule 4.1(u)     Contributed Products
     Schedule 4.1(v)     Previous Tax Elections
     Schedule 4.2(b)     Authorizations, Consents or Approvals Needed by
                         Bayer-CA
     Schedule 5.1        Environmental Matters
     Schedule 6.1(c)     Changes in Business
     Schedule 7.1(e)     Material Adverse Changes with Respect to Business


EXHIBITS

     Exhibit A          Knowledge of Uniroyal-CA
     Exhibit B          Form of Partnership Agreement
     Exhibit C          Forms of Opinion of Counsel to Bayer-CA
     Exhibit D          Forms of Opinion of Counsel to Uniroyal-CA
     Exhibit E          Alternative Dispute Resolution Procedures
     Exhibit F          Form of Marketing Rights and Margin Agreement
     Exhibit G          Form of Pre-Exercise Distribution and Technology
                        License Agreement
     Exhibit H          Form of Post-Exercise Distribution and Technology
                        License Agreement
     Exhibit I          Form of Uniroyal-Bayer Transfer, Assignment and
                        Assumption Agreement
     Exhibit J          Form of Bayer Transfer, Assignment and Assumption
                        Agreement
     Exhibit K          Form of Uniroyal Transfer, Assignment and Assumption
                        Agreement
     Exhibit L          Form of Consent Agreement




PURCHASE AGREEMENT

     THIS PURCHASE AGREEMENT is effective as of the 20th day of November, 1998 (the "Effective Date"), by and between Uniroyal Chemical Co./Cie, an unlimited liability company organized under the laws of Nova Scotia ("Uniroyal-CA"), and Bayer Inc., a corporation organized under the laws of Canada ("Bayer-CA").

W I T N E S S E T H :

     WHEREAS, Uniroyal-CA and Bayer-CA are desirous of forming the Partnership (as defined herein) to carry on the Business (as defined herein), which is currently carried on by Uniroyal-CA;

     WHEREAS, in furtherance of the objective set forth above, Uniroyal-CA desires to sell to Bayer-CA and Bayer-CA desires to purchase a 50% undivided interest in certain assets and obligations of the Business;

     WHEREAS, also in furtherance of the objective set forth above, Uniroyal-CA and Bayer-CA each desires to contribute to the Partnership its 50% undivided interest in certain assets and obligations of the Business;

     NOW, THEREFORE, for good and valuable consideration, including the agreements of the parties hereinafter set forth, the parties hereto agree as follows:


ARTICLE 1. DEFINITIONS


     When used in this Agreement and the above Recitals, the following capitalized terms shall have the meanings specified in this Article 1. Other terms are defined in the text of this Agreement, and throughout this Agreement, those terms shall have the meanings respectively ascribed to them:

"Active Ingredient" or "Active Ingredients" means any and all naturally occurring or synthetically produced substances, compounds, mixtures or Biologicals, whether now existing or hereafter developed, which prevent, destroy, repel or mitigate any Pest, or accelerate or retard the rate of growth, germination or maturation, or otherwise protect, or alter the behavior of, seeds, stored grains, or plants or the products thereof.

"Affiliate" or "Affiliates" means, with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such first mentioned Person. As used in this definition of Affiliate, the term "control" (including "controlled by", or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as trustee, by contract, or otherwise. The Partnership shall not be considered an Affiliate of any other Person.

"Agency" or "Agencies" means individually and collectively, (i) the Canadian Federal Departments of Agriculture and Agri-Food, the Environment and Health, and any other federal, local, provincial or other governmental or regulatory agency in Canada which now regulates, or may in the future regulate, the use, development, registration or sale of Active Ingredients or Formulations; and
(ii) the Canadian Intellectual Property Office, and any other federal, local, provincial or other governmental or regulatory agency in Canada which now regulates, or may in the future regulate, the protection, use or registration of Technology.

"Agreement" means this agreement together with the exhibits and schedules attached hereto.

"Assigning Party" shall have the meaning given to such term in Section 2.4.

"Assumed Obligations" means those obligations of the Business listed on
Schedule 2.3 to be transferred by Uniroyal-CA and Bayer-CA to the Partnership.

"Auditors" shall have the meaning given to such term in Section 3.3(b).

"Bayer Assets" means an undivided 50% interest in the Contributed Assets transferred to Bayer-CA pursuant to this Agreement.

"Bayer Assumed Obligations" means an undivided 50% interest in the Assumed Obligations assumed by Bayer-CA pursuant to this Agreement.

"Bayer-CA" shall have the meaning given to such term in the Preamble.

"Bayer Indemnitee(s)" shall have the meaning given to such term in Section
9.2(a).

"Bayer Letter Agreement" shall have the meaning given to such term in Section 7.2(j).

"Bayer Transfer, Assignment and Assumption Agreement" means the form of transfer, assignment and assumption agreement attached hereto as Exhibit J and incorporated herein by reference.

"Biological" or "Biologicals" means any and all naturally occurring or synthetically created biological organisms which prevent, destroy, repel or mitigate any Pest, or accelerate or retard the rate of growth, germination or maturation, or otherwise protect, or alter the behavior of, seeds, stored grains, or plants or the products thereof.

"Board" means the Partner representative committee as defined in the Partnership Agreement.

"Business" means the business constituting the marketing and sale of Active Ingredients, Formulations, Equipment, and Other Products and/or Services for Seed Treatment uses or applications in Canada.

"C&K" means Crompton and Knowles Corporation, a corporation organized under the laws of the Commonwealth of Massachusetts, United States of America.

"C&K Letter Agreement" shall have the meaning given to such term in Section 7.1(o).

"Canadian GAAP" means generally accepted accounting principles in effect in Canada as of the date of the subject financial statements or calculation, as the case may be, consistently applied.

"Capital Account" shall have the meaning given to such term in the Partnership Agreement.

"Claim" or "Claims" means any claim, demand, action, cause of action, suit, enforcement action or proceeding, whether in law or in equity.

"Closing" shall have the meaning given to such term in Section 2.5.

"Closing Agreements" means the certificates and agreements (other than the Operative Agreements) and any agreements referenced in any schedule hereto) to be delivered pursuant to Sections 7.4 and 7.5.

"Closing Date" shall have the meaning given to such term in Section 2.5.

"Closing Date Balance Sheet" shall have the meaning given to such term in
Section 3.3(a).

"Competition Act" means the Competition Act (Canada), as amended.

"Competition Act Approval" means (i) the issuance of an advance ruling certificate pursuant to section 102 of the Competition Act by the Director of Investigation and Research appointed under the Competition Act to the effect that he is satisfied that he would not have sufficient grounds upon which to apply to the Competition Tribunal for an order under section 92 of such Act with respect to the transactions contemplated by this Agreement; or (ii) that the waiting period under section 123 of the Competition Act shall have expired with respect to the transactions contemplated by this Agreement.

"Confidential Information" means all confidential and/or proprietary information of a Person (the "Owning Person"), whether arising under statute, common law or otherwise, whether belonging wholly or in part to the Owning Person, and whether subject to license or other grant of rights by or to the Owning Person as licensor or as licensee; but, specifically excluding, information that is generally known to those skilled in a chemical or life sciences field, including without limitation, the agrochemical field, and information as to a Person (a "Receiving Person"), and only as to such Receiving Person, that (1) is lawfully known to such Receiving Person prior to the disclosure by the Owning Person to such Receiving Person; (2) is lawfully acquired by such Receiving Person, rightfully furnished to such Receiving Person, or Publicly Available to such Receiving Person; (3) is information which such Receiving Person can document was independently developed by such Receiving Person; (4) was lawfully reverse engineered by such Receiving Person; or (5) is required to be disclosed by such Receiving Person pursuant to Law, provided such Receiving Person uses reasonable efforts to give the Owning Person reasonably detailed prior notice of such required disclosure and an opportunity to oppose such disclosure.

"Contamination" means the emission, discharge or release of any Hazardous Substance to, on, onto or into the environment and the effects of such emission, discharge or release, including without limitation, the presence or existence of any such Hazardous Substance as addressed by a Governmental Authority pursuant to applicable Environmental Laws.

"Contract Rights" shall have the meaning given to such term in Section 4.1(f).

"Contracts" means contracts, agreements, license agreements, research agreements, non-disclosure agreements, vendor agreements, distribution, representative or marketing agreements, purchase orders, commitments, sales orders and supply agreements, in each case to the extent relating exclusively to the Business, to which Uniroyal-CA is a party, or by which Uniroyal-CA is bound, as of the Closing Date and which is included as a Contributed Asset.

"Contributed Assets" means all the assets of the Business including without limitation, the assets specifically listed on Schedule 2.2(a), but specifically excluding the Excluded Assets.

"Contributed Products" means the Active Ingredients, Formulations, Equipment or Other Products and/or Services listed on Schedule 4.1(u).

"De Minimis Amount" means an amount less than or equal to TWENTY-FIVE THOUSAND UNITED STATES DOLLARS (US$25,000).

"Dispute" means any dispute, controversy or claim arising out of or relating to this Agreement, including without limitation, an alleged failure of a Person or its Affiliate to perform any of its obligations under this Agreement, any alleged default by Uniroyal-CA or Bayer-CA pursuant to Section 12.9, or any claim which relates to the Confidential Information of any Person; but, specifically excluding, any dispute, controversy or claim arising out of or relating to the performance under, any Operative Agreements by any party thereto, on or after the Closing Date. For purposes of this Agreement and the Operative Agreements, any disagreement between the parties as to whether any dispute, controversy or claim is a "Dispute", to be resolved pursuant to Section 12.14 hereof, or a matter to be resolved in accordance with the provisions of the Operative Agreements, shall be deemed to be a "Dispute".

"Distributor Agreement" means the Distributor Agreement to be dated as of the Closing Date by and between Uniroyal-CA and the Partnership.

"Due Inquiry" means an inquiry by each person listed on Exhibit A of each management and supervisory employee who directly reports to each such listed person and whose employment responsibilities place them in a position to have information regarding the representations and warranties set forth in this Agreement. Such inquiry shall be personally conducted by each individual listed on Exhibit A as follows:

     (a) The individual of whom inquiry is being made shall be advised of the purpose and context of the inquiry and that truthful responses are required;

     (b) Each individual of whom inquiry is being made will be provided in writing the particular statements of the Agreement qualified by Knowledge;

     (c) Each individual of whom inquiry is being made will have an obligation to carefully consider the statement in question, ask follow-up questions of any person and review any documents that may be of assistance to them in providing their response to the inquiry; and

     (d) Each individual of whom inquiry is being made and each of the individuals listed on Exhibit A shall execute certificates verifying the accuracy of those statements of the Agreement qualified by Knowledge.

"Effective Date" shall have the meaning given to such term in the Preamble.

"Elmira Complex" means the manufacturing facility and corporate headquarters of Uniroyal-CA located at 25 Erb Street, Elmira, Ontario.

"Employee Benefit Plans" means all of the plans, funds, policies, programs, agreements, policies, arrangements or understandings, written or unwritten, which are sponsored or maintained by Uniroyal-CA as of the Closing Date on behalf of the Employees (or any dependents or beneficiaries of any such Employees) with regard to any (i) supplemental retirement or profit-sharing benefits; (ii) severance or separation from service benefits; (iii) incentive, performance, or bonus awards; (iv) dental and health care benefits; (v) disability income or wage continuation benefits; (vi) supplemental unemployment benefits; (vii) life insurance, death or survivor's benefits;
(viii) accrued sick pay or vacation pay; (ix) deferred compensation or stock option benefits; or (x) benefits of any other type offered through any arrangement that could be characterized as providing for additional compensation or fringe benefits to the Employees to which Uniroyal-CA is a party or by which Uniroyal-CA is bound as of the Closing Date, but shall not include the Pension Plan.

"Employees" means all individuals employed or retained by Uniroyal-CA as employees in connection with the Business, including those employees of the Business on long-term disability, short-term disability, vacation or other leave of absence.

"Environmental Clean-up" means any and all actions, including those that are investigative in nature and those involving the study or selection of remedial alternatives, taken in response to any Contamination, including but not limited to, analysis, monitoring, investigation, removal, treatment, clean-up, prevention of migration of or other disposal of or remediation of any Hazardous Substances required under applicable Environmental Law or required by Governmental Authorities.

"Environmental Costs" means any and all costs and expenses (including without limitation, legal, consultant and engineer fees and expenses) for an Environmental Clean-up.

"Environmental Laws" means, collectively, any and all laws, ordinances, rules, regulations, directives, orders, authorizations, decrees, notices, permits, binding plans, demand letters or other mandates, proscriptions or prescriptions of any nature, whether current or future, of a Governmental Authority relating in any way to any Hazardous Substance, Contamination, protection of the environment, protection of natural resources, or protection of health and safety, including, without limitation, those relating to emissions, discharges, releases or threatened emissions, discharges or releases to, on, onto or into the environment of any Hazardous Substance and those relating to the manufacture, registration, analysis, testing, approval, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance and any raw materials, intermediates, finished products, by-products or ingredients containing one or more Hazardous Substance.

"Environmental Liability" shall mean any and all liabilities, Losses, Claims, penalties, damages, Environmental Costs, expenses, remediation or inspection costs and any expenses (including without limitation, legal, consultant and engineer fees and expenses) of whatever kind or nature, known or unknown, contingent or otherwise, arising from or relating to compliance with any Environmental Law or arising under any theory of law or equity and relating to, or arising from, Contamination or the use, treatment, storage, disposal, transport, generation or handling of any Hazardous Substance.

"Environmental Matters" means any matter arising out of or relating to health, safety, pollution, Contamination, Environmental Laws, compliance with Environmental Laws or protection of the environment (indoor or outdoor), including without limitation, any of the foregoing relating to the presence, use, production, generation, handling, transport, management, treatment, storage, disposal, distribution, discharge, release, migration, control or cleanup of, or exposure to, any Hazardous Substance.

"Environmental Permits" means all governmental permits, licenses, registrations and authorizations required by Environmental Laws in order to operate the Business as currently operated by Uniroyal-CA.

"Equipment" means any and all equipment that the Business has the right to manufacture, develop, market or sell whether for Seed Treatment uses and applications or for other than Seed Treatment uses or applications, including without limitation, seed treaters, size rights, screens, cylinders, and samplers.

"Excluded Assets" means the assets listed on Schedule 4.1(a).

"Excluded Obligations" shall have the meaning given to such term in Section
2.3.

"Financial Books and Records" shall mean all financial records, financial books and records of account of Uniroyal-CA, relating exclusively to the Business or to the Contributed Assets or the Assumed Obligations.

"Financial Statements" shall have the meaning given to such term in Section 4.1(p).

"Formulation" or "Formulations" shall mean a substance or compound, or mixture of substances or compounds, which includes one or more Active Ingredients, whether now existing or hereafter developed.

"GST" shall have the meaning given to such term in Section 12.1.

"Governmental Authority" or "Governmental Authorities" means any government, any governmental entity, department, commission, board, agency or instrumentality, and any judicial or administrative court, tribunal or judicial or arbitral body, whether foreign, supra-national, federal, provincial or local.

"Governmental Authorization" means any authorization, approval, license or permit, including without limitation any Environmental Permit, issued to Uniroyal-CA in connection with the Business or the Contributed Assets by any Governmental Authority.

"Gustafson LLC" means Gustafson LLC, a limited liability company organized under the laws of the State of Delaware.

"Hazardous Substance" shall mean any element, substance, compound or mixture (including without limitation, any pollutant, contaminant, chemical, petroleum product or constituent or industrial, toxic or hazardous substance or waste and any degradation product thereof) whether solid, liquid or gaseous, that:
(i) is or shall be in the future subject to regulation of any kind (including without limitation, regulation by statute, rule, regulation, directive, ordinance, order, decree, notice, plan or demand letter) by any Governmental Authority or statutory or regulatory body with regard to protection of the environment or protection of health and safety; or (ii) the presence or existence of which shall at any time give rise, under any theory of law or equity, to any liability, Claim and/or Loss.

"Indemnification Cap" shall have the meaning given to such term in Section
9.2(c).

"Interest" shall have the meaning given to such term in the Partnership
Agreement.

"Interim Period" shall have the meaning given to such term in Section 6.4(l).

"Knowledge" means, with respect to Uniroyal-CA, the actual knowledge of the individuals listed on Exhibit A as employees of Uniroyal-CA, together with the knowledge such Persons should have had as a result of Due Inquiry.

"LLC Agreement" means that certain Limited Liability Company Agreement of Gustafson LLC effective as of September 23, 1998, as amended.

"Laws" means all federal, provincial, local, foreign or other laws, rules, regulations, guidelines, orders, injunctions, building and other codes, ordinances, permits, licenses, authorizations, judgments, decrees of federal, provincial, local, foreign or other authorities, and all orders, writs, decrees and consents of any governmental or political subdivision or agency thereof, or any court or similar Person established by any such governmental or political subdivision or agency thereof; but, specifically excluding Environmental Laws.

"Lease" or "Leases" means all real and personal property leases, subleases, concessions, licenses, occupancy agreements, conditional sales agreements or other title retention agreements, in each case to the extent relating exclusively to the Business, to which Uniroyal-CA is a party, or by which Uniroyal-CA is bound, as of the Closing Date and which is included as a Contributed Asset.

"Licenses and Permits" means licenses, franchises, registrations, permits, approvals, certificates, certifications and other authorizations from all applicable Governmental Authorities which are necessary for the conduct of the Business and the conduct, ownership, use, occupancy and operation of the assets of the Business by the Partnership as of the Closing Date; but specifically excluding Environmental Permits.

"Liens" means liens, encumbrances, Claims, charges, security interests or rights of first refusal; any limitations on voting rights; or any right of any Third Party, rights of redemption, equities, and any other restrictions of any kind or nature whatsoever, including any leases, licenses, escrows, options, security or other deposits, rights of redemption, chattel mortgages, conditional sales arrangements or collateral security arrangements.

"Losses" means losses (including without limitation, all special and consequential damages and all damages for lost profits related to Claims made by Persons other than Bayer-CA or its Affiliates), damages, costs, Claims, expenses, liabilities, Taxes, interest, penalties, suits, judgments, orders, Liens, obligations and claims of any kind, whether administrative, judicial or otherwise, including without limitation, the costs and expenses of assessments, settlements, investigations and compromises and also including without limitation, reasonable lawyers', consultants', accountants' and expert witness fees and expenses; but, specifically excluding all special and consequential damages and all damages for lost profits related to Claims for indemnification made by Bayer-CA or its Affiliates.

"Marketing Agreement" means the Marketing Rights and Margin Agreement, dated as of the Closing Date, by and among the Partnership, Bayer Corporation, Bayer-CA, C&K and Gustafson LLC, the form of which is attached hereto as Exhibit F and incorporated herein by reference.

"Material Adverse" (including all derivations thereof) means materially adverse to the operations, affairs, financial condition, assets, properties or prospects (financial or otherwise) of the Business taken as a whole.

"Net Equity of the Business" means the amount equal to the Contributed Assets (excluding any amount in respect of goodwill) minus the liabilities of the Business included in the Assumed Obligations, as adjusted and calculated in accordance with the procedure established for determining the Closing Date Balance Sheet in Section 3.3.

"New Pension Plan" means the pension plan for Employees to be established by the Partnership.

"Non-Assignable Rights" shall have the meaning given to such term in Section
2.4.

"Occurrence" shall have the meaning given to such term in Section 4.1(u).

"Off-Site Liability" means Environmental Liability resulting from the presence of a Hazardous Substance generated by Uniroyal-CA in respect of the Business at an Off-Site Location.

"Off-Site Location" means any location now or formerly owned, operated or leased by any Third Party Manufacturer or other location to which the Business transported Hazardous Substances or arranged for the transportation of Hazardous Substances, or at which any Hazardous Substances of Uniroyal-CA was deposited or disposed other than real property that is the subject of any Leases.

"On-Site Contamination" means Contamination at any location currently owned, operated or leased by Uniroyal-CA and utilized in connection with the ownership and/or operation of the Business or Contributed Assets, other than Contamination to the extent caused by action or inaction of the Partnership or any Third Parties, which action or inaction occurred after the Closing Date.

"Operative Agreements" means collectively, the Partnership Agreement, the Marketing Agreement, the Pre-Exercise Distribution and Technology License Agreement, the form of which is attached hereto as Exhibit G and incorporated herein by reference, and the Post-Exercise Distribution and Technology License Agreement, the form of which is attached hereto as Exhibit H and incorporated herein by reference.

"Other Products and/or Services" means (i) any products for Seed Treatment uses or applications; other than Active Ingredients, Formulations and Equipment, including without limitation, colorants, dyes, pigments and coatings; and (ii) any activities of the Business specifically designed for or directly applicable to Seed Treatment uses or applications, that the Business has offered or is offering on the Effective Date.

"Partner" shall have the meaning given to such term in the Partnership
Agreement.

"Partnership" means a general partnership to be formed under the laws of Ontario under the name of "Gustafson Partnership" pursuant to Section 2.2.

"Partnership Agreement" means the Partnership Agreement to be entered into between Uniroyal-CA and Bayer-CA, the form of which is attached hereto as Exhibit B and incorporated herein by reference.

"Partnership Interest" shall have the meaning given to such term in the Partnership Agreement.

"Pension Liabilities" shall have the meaning given to such term in Section
6.4(d).

"Pension Plan" means the Uniroyal Chemical Ltd. Salaried Employees Retirement Plan.

"Person" means any individual, corporation, Governmental Authority, regulatory authority, limited liability company, unlimited liability company, partnership, trust, estate, unincorporated association or other entity.

"Pest" means any plant, animal or other organism, when and if determined by an Agency to be deleterious to man or the environment.

"Product" shall mean any Active Ingredient, Formulation, Equipment or Other Product and/or Service which Uniroyal-CA developed, formulated, manufactured, registered, marketed or sold prior to the Closing Date, including without limitation, the Contributed Products.

"Publicly Available" means that the information in question is available from a public source; provided, however, information shall not be deemed to be Publicly Available to a Person unless the Person contending the information is Publicly Available (i) has lawfully acquired such information through experimentation, research or other appropriate method of acquisition, and (ii) if the form in which the Technology is held by the Business on or before the Effective Date has commercial value, has acquired such information in the same form held by the Business on or before the Effective Date.

"Purchase Price" shall have the meaning given to such term in Section 3.1.

"Purchase Price Adjustment" means the post-closing adjustment to the Purchase Price referred to in Section 3.2.

"Recall" means, with respect to any Product, a "recall", "correction" or "market withdrawal", as those terms are defined by any Governmental Authority.

"Registrations" means the registrations issued by any Governmental Authority to the extent relating exclusively to the Business.

"Representative" shall have the meaning given to such term in the Partnership Agreement.

"Seed Treatment" means any and all uses or applications of Active Ingredients, Formulations, Equipment or Other Products and/or Services in connection with seeds or stored grains for agricultural purposes, whether now existing or hereinafter developed.

"Taxes" means all federal, provincial, municipal, local and foreign income, payroll, employment, employer health, unemployment, withholding, excise, sales, transfer, goods and services, personal property, use, business and occupation, franchise and occupancy, real estate, or other taxes or charges in the nature of tax in connection with the Business and Canada and provincial pension plan contributions (all of the foregoing including interest and penalties thereon and including instalments in respect of taxes and estimated taxes).

"Technology" means all forms of intellectual property used in the Business, including without limitation, copyrights, copyright applications, patents, patent applications, trademarks, trademark applications, trade names, service marks, logos, slogans, inventions, processes, production methods, proprietary information, know-how, trade secrets, information, identification lists, product and technical labels, data, including registration data and Governmental Authority data, plans, blueprints, specifications, designs, manufacturing information, formulation recipes and techniques, seed safety information, seed testing techniques, efficacy data, environmental, residue, toxicology and product chemistry information, discoveries, drawings, recorded knowledge, techniques, ideas, concepts, surveys, engineering reports, test reports and procedures, manuals, materials standards, process standards, performance standards, catalogs, flow charts, formulation or technical registrations, work techniques, computer and automatic machinery software and programs, related object and source code and the like whether or not protected by or protectable by patent, copyright, trademark, trade secret or other proprietary rights or by Governmental Authority registrations, in each case to the extent relating exclusively to the Business; but specifically excluding Technology that is generally known to those skilled in a chemical or life sciences field, including without limitation, the agrochemical field.

"Third Party" means any and all Persons other than Uniroyal-CA, the Partnership, Bayer-CA and their respective Affiliates.

"Third Party Manufacturer" means any supplier, contract manufacturer, toll manufacturer, formulator, finisher or other Third Party that now or in the past provided the Business with any service in connection with the operation of the Business or the Contributed Assets.

"Threshold Amount" shall have the meaning given to such term in Section
9.2(c).

"Transfer Date" shall have the meaning given to such term in Section 6.4(d).

"Transferred Assets" shall have the meaning given to such term in Section
6.4(d).

"Uniroyal-CA" shall have the meaning given to such term in the Preamble.

"Uniroyal Assets" means an undivided 50% interest in the Contributed Assets retained by Uniroyal-CA at the time of the transfer of the Bayer Assets to Bayer-CA.

"Uniroyal Assumed Obligations" means an undivided 50% interest in the Assumed Obligations retained by Uniroyal-CA at the time of the assumption of the Bayer Assumed Obligations by Bayer-CA.

"Uniroyal-Bayer Transfer, Assignment and Assumption Agreement" means the form of transfer, assignment and assumption agreement attached hereto as Exhibit I and incorporated herein by reference.

"Uniroyal Indemnitee(s)" shall have the meaning given to such term in Section
9.3.

"Uniroyal Transfer, Assignment and Assumption Agreement" means the form of transfer, assignment and assumption agreement attached hereto as Exhibit K and incorporated herein by reference.

"U.S. GAAP" means generally accepted accounting principles in effect in the United States as of the date of the subject financial statements or calculation, as the case may be, consistently applied.


ARTICLE 2.  SALE AND CONTRIBUTION OF ASSETS

2.1  Sale of Undivided Interest in Contributed Assets.

          Subject to the terms and conditions set forth in this Agreement, at the Closing:

(a) Uniroyal-CA shall sell, transfer, assign and deliver to Bayer-CA, by appropriate instruments of transfer, the Bayer Assets;

(b) Bayer-CA shall assume and agree to satisfy and discharge, by appropriate instruments of assumption, the Bayer Assumed Obligations; and

(c)  Bayer-CA shall deliver to Uniroyal-CA the Purchase Price as provided in
Section 3.1.

          The Bayer Assets shall be transferred to Bayer-CA free and clear of any Liens, other than the Bayer Assumed Obligations. Uniroyal-CA shall effect such registrations, recordings and filings with public authorities as may be required in connection with the transfer of ownership of the Bayer Assets to Bayer-CA. The Bayer Assets shall be transferred, and the Bayer Assumed Obligations shall be assumed, strictly in accordance with the procedures set forth on Schedule 2.1. Upon the sale of the Bayer Assets to, and the assumption of the Bayer Assumed Obligations by, Bayer-CA, Uniroyal-CA shall retain the Uniroyal Assets and the Uniroyal Assumed Obligations.

2.2  Contribution of Uniroyal Assets and Bayer Assets to Partnership.

          Subject to the terms and conditions set forth in this Agreement, at the Closing, but subsequent to the transfer of the Bayer Assets to, and the assumption of the Bayer Assumed Obligations by, Bayer-CA pursuant to Section 2.1:

(a) Uniroyal-CA and Bayer-CA shall form the Partnership by executing and delivering the Partnership Agreement and by taking the other actions referred to in this Section 2.2;

(b) Uniroyal-CA and Bayer-CA shall each sell, transfer, assign and deliver to the Partnership, by appropriate instruments of transfer, all right, title and interest each holds in, to and under, or in respect of, the Uniroyal Assets and the Bayer Assets (together representing all of the Contributed Assets), respectively;

(c) The Partnership shall assume and agree to satisfy and discharge, by appropriate instruments of assumption, the Bayer Assumed Obligations and the Uniroyal Assumed Obligations (together representing all of the Assumed Obligations); and

(d) Each of Uniroyal-CA and Bayer-CA will receive a 50% Interest in the Partnership, free and clear of any and all Liens, and each of Uniroyal-CA and Bayer-CA will be admitted as a Partner in the Partnership.

          The Contributed Assets shall be transferred to the Partnership free and clear of any and all Liens other than the Assumed Obligations. Uniroyal-CA and Bayer-CA shall each effect such registrations, recordings and filings with public authorities as may be required in connection with the transfer of ownership of the Uniroyal Assets and the Bayer Assets, respectively, to the Partnership. In particular, Uniroyal-CA and Bayer-CA shall each take any action, or cause the Partnership to take any action, as may be necessary to ensure that the elections contemplated in the Partnership Agreement to be made under subsection 97(2) of the Income Tax Act (Canada) are made in accordance with the provisions of the Partnership Agreement. The Uniroyal Assets and Bayer Assets shall be transferred, and the Uniroyal Assumed Obligations and Bayer Assumed Obligations shall be assumed, strictly in accordance with the procedures set forth on Schedule 2.2(b). Pursuant to the Partnership Agreement, Uniroyal-CA's Capital Account will be credited in the amount of the Purchase Price for the contributions by Uniroyal-CA to the Partnership in accordance with this Section 2.2, and Bayer-CA's Capital Account will be credited in the amount of the Purchase Price for the contributions by Bayer-CA to the Partnership in accordance with this Section 2.2.

2.3  Excluded Obligations.

          Notwithstanding any provision in this Agreement to the contrary, the Partnership shall assume only the Assumed Obligations and shall not assume or be obligated to satisfy or perform any other liability, obligation or commitment of Uniroyal-CA or Bayer-CA, of whatever nature. All such other liabilities, obligations and commitments shall be retained by and remain liabilities, obligations and commitments of, Uniroyal-CA or Bayer-CA, as the case may be (collectively, the "Excluded Obligations"). Without limiting the foregoing sentence, Excluded Obligations shall include each of the following, except to the extent specifically included as an Assumed Obligation on
Schedule 2.3:

(a) Any contingent or unknown Claim against or liability or obligation of Uniroyal-CA or Bayer-CA, including without limitation, with respect to Uniroyal-CA, any Claim for product liability related to any Product manufactured or sold on or before the Closing.

(b) Any liability or obligation of Uniroyal-CA or Bayer-CA arising on or before the Closing in favour of any Person.

(c) Any present or future liability or obligation of Uniroyal-CA or Bayer-CA for Taxes of any kind or nature whatsoever, whether federal, provincial or municipal, including without limitation, Taxes on capital gains, or the income of Uniroyal-CA or Bayer-CA accrued with respect to their businesses as conducted by Uniroyal-CA or Bayer-CA prior to and on the Closing Date.

(d) Any liability or obligation of Uniroyal-CA or Bayer-CA in connection with any litigation (whether legal, administrative or otherwise) or alternative dispute resolution mechanism pending or threatened against Uniroyal-CA or Bayer-CA on or before the Closing or any such litigation or alternative dispute mechanism which has as a basis any action or inaction occurring on or before the Closing including (x) any liability, obligation to arbitrate, claims, grievances or causes of action under any collective bargaining agreement of Uniroyal-CA or Bayer-CA, (y) any liability (including non-accrued and contingent liabilities) associated with occupational exposure to one or more Hazardous Substances to the extent occurring on or before the Closing Date and (z) any workers' compensation claims or liability.

(e) Any obligation of Uniroyal-CA or Bayer-CA for any prepayment or make-whole penalty or premium under or pursuant to any of the contracts or other agreements relating to the Contributed Assets to the extent that such provision was triggered by any act of Uniroyal-CA or Bayer-CA on or before the Closing Date.

(f) Any liabilities, obligations or commitments of Uniroyal-CA or Bayer-CA under any warranties delivered by Uniroyal-CA or Bayer-CA on or prior to the Closing to the extent arising out of or related to any action or inaction of Uniroyal-CA or Bayer-CA on or prior to the Closing Date.

(g)  Any liabilities, obligations or commitments of Uniroyal-CA or Bayer-CA
(x) arising under any contracts, agreements or commitments other than the Contracts or the Leases or (y) arising under or related to the Contracts or the Leases to the extent related to or attributable to any failure by Uniroyal-CA or Bayer-CA to comply with the terms thereof or to the extent related to any action or inaction of Uniroyal-CA or Bayer-CA on or before the Closing Date.

(h) Any liability or obligation of Uniroyal-CA or Bayer-CA arising on or before the Closing Date to the employees thereof, whose employment is terminated on or before the Closing Date, for severance or similar pay, whether arising by contract, by any plan or program or pursuant to any Law.

(i) Any and all liabilities, damages, losses, costs or expenses related to any Recall which occurs on or prior to Closing or which occurs after the Closing and is related to any Product other than a Contributed Product.

(j) Any Environmental Liability resulting from or arising out of any Environmental Matter that exists on or before the Closing Date or any Claim in respect of any Environmental Liability which has been made or threatened on or before the Closing Date.

(k) Any Environmental Liability resulting from, arising out of or related to the ownership or operation of the Elmira Complex.

2.4  Non-Assignable Rights.

          Nothing in this Agreement shall be construed as an assignment of, or an attempt to assign, any Contract or Governmental Authorization which, as a matter of law or by its terms, is not assignable or is not assignable without the approval or consent of the issuer thereof or the other party or parties thereto, without first obtaining such approval or consent (collectively, "Non-Assignable Rights"). In connection with each such Non-Assignable Right, the party which, but for this Section 2.4, would be required by this Agreement to transfer such Non-Assignable Right (the "Assigning Party") shall:

(a) apply for and use all reasonable efforts to obtain all consents or approvals contemplated by the Contract or Governmental Authorization, provided that nothing herein shall require the Assigning Party to make any payment to any other party to any of the Contracts;

(b) co-operate in any reasonable and lawful arrangements designed to provide the benefits of such Non-Assignable Right to Bayer-CA or the Partnership, as the case may be, including without limitation, holding any such Non-Assignable Right in trust for Bayer-CA or the Partnership, as the case may be, or acting as agent for Bayer-CA or the Partnership, as the case may be;

(c) enforce any rights of the Assigning Party arising from such Non-Assignable Right against the issuer thereof or the other party or parties thereto;

(d) take all such actions and do, or cause to be done, all such things as shall reasonably be necessary and proper in order that the value of such Non-Assignable Right shall be preserved and shall enure to the benefit of Bayer-CA or the Partnership, as the case may be; and

(e) pay over to Bayer-CA or the Partnership, as the case may be, all monies collected by or paid to Uniroyal-CA in respect of such Non-Assignable Right.

     Bayer-CA or the Partnership, as the case may be, shall indemnify and save the Assigning Party harmless from any Non-Assignable Rights Claims which the Assigning Party suffers or incurs in connection with or arising as a result of the application of this Section 2.4 or any action of the Assigning Party taken pursuant to this Section 2.4, with the exception of any Non-Assignable Rights Claims arising as a result of the omissions or negligence of the Assigning Party. For purposes of this Section 2.4, "Non-Assignable Rights Claims" means any costs, liabilities, expenses, Claims, damages, losses (including without limitation, Taxes, reasonable professional fees and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing), excluding any which are incurred by the Assigning Party in attempting to assign the Non-Assignable Right or in attempting to obtain approval or consent to such assignment.

2.5  Closing Date.

          The closing of the transactions contemplated by this Agreement shall take place at 10:00 a.m. Toronto time on November 20, 1998, or at such other date and time as may be agreed upon by Bayer-CA and Uniroyal-CA, subject to the requirements of the Competition Act and all other applicable antitrust statutes and expiration of applicable waiting periods in connection therewith (the "Closing" or "Closing Date"). The Closing shall take place at the offices of Osler, Hoskin & Harcourt, 1 First Canadian Place, Toronto, Ontario, or at such other place as may be agreed upon by Bayer-CA and Uniroyal-CA. Notwithstanding the foregoing, if the Closing has not occurred on or before December 31, 1998, either Bayer-CA or Uniroyal-CA may, provided that such party is not in default hereunder, have the right to terminate this Agreement by providing the other party with notice, in accordance with the provisions of
Section 12.11 of such party's termination of this Agreement. Upon such termination, none of the parties to this Agreement shall have any further obligation to the other parties hereto pursuant to this Agreement; provided, however, that the obligations set forth in Sections 11.3, 12.9 and 12.14 shall survive any termination of this Agreement in accordance with this Section 2.5.

ARTICLE 3.   PURCHASE PRICE

3.1 Payment.

(a) The Purchase Price shall be FORTY MILLION UNITED STATES DOLLARS (US$40,000,000), as adjusted pursuant to Section 3.2 (the "Purchase Price").

(b) On the Closing Date, Bayer-CA shall cause the Purchase Price to be delivered to Uniroyal-CA by wire transfer in immediately available funds.

(c) The Purchase Price Adjustment, if any, calculated as provided in Section 3.2, shall be paid, together with interest on such amount from the Closing Date until paid at a rate equal to six percent (6%) per annum, within ten (10) days after the final determination of such adjustment is made.

3.2  Post-Closing Adjustment.

(a) The Net Equity of the Business as of the Closing Date, immediately following the completion of the transactions contemplated by this Agreement, shall be at least FOUR MILLION, FIVE HUNDRED AND THIRTY-EIGHT THOUSAND UNITED STATES DOLLARS (US$4,538,000).

(b) If the Net Equity of the Business at the Closing Date, immediately following the completion of the transactions contemplated by this Agreement, as determined in accordance with Section 3.3 hereof, is less than FOUR MILLION, FIVE HUNDRED AND THIRTY-EIGHT THOUSAND UNITED STATES DOLLARS (US$4,538,000), the Purchase Price shall be adjusted by reducing the Purchase Price by one-half of the amount of such deficiency.

(c) If the Net Equity of the Business at the Closing Date, immediately following the completion of the transactions contemplated by this Agreement, as determined in accordance with Section 3.3 hereof, is more than FOUR MILLION, FIVE HUNDRED AND THIRTY-EIGHT THOUSAND UNITED STATES DOLLARS (US$4,538,000), the Purchase Price shall be adjusted by increasing the Purchase Price by one-half of the amount of such excess.

3.3  Net Equity of the Business at the Closing Date.

(a) As soon as reasonably practicable, but in no event later than sixty (60) days following the Closing, Uniroyal-CA and Bayer-CA shall cause the Partnership to work to produce an internally prepared balance sheet of the Partnership as of the Closing Date (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared in accordance with U.S. GAAP and, except as disclosed on Schedule 6.1(c), on a basis consistent with those principles used in preparing the pro forma financial statements which show Net Equity of the Business as US$4,538,000.

(b) As soon as practicable following the Closing, but in no event later than one- hundred and twenty (120) days after the Closing Date, the Closing Date Balance Sheet shall be audited by Arthur Andersen ("Auditors"). Such audit report shall state (without qualification as to the scope of audit or other matters) to Uniroyal-CA, Bayer-CA and the Partnership, the Auditors' opinion as to the Net Equity of the Business as of the Closing Date calculated in accordance with U.S. GAAP. The parties and all their representatives shall be provided with (i) complete access to all work papers and other information used by the Auditors, (ii) a draft of such report within ninety (90) days after the Closing Date, (iii) a reasonable opportunity to comment on such draft for twenty-five (25) days after the draft is delivered by the Auditor, and (iv) the final opinion of the Auditors to the parties within one-hundred and twenty (120) days of the Closing Date. The audit of the Closing Date Balance Sheet, when delivered by the Auditors to Uniroyal-CA, Bayer-CA and the Partnership, shall be deemed conclusive and binding on the parties hereto and shall be deemed to be the Closing Date Balance Sheet upon which the Purchase Price Adjustment will be based. The Partnership shall pay the cost of the fees and expenses of the Auditors' audit of the Closing Date Balance Sheet.

3.4  Allocation of Purchase Price and Bayer Assumed Obligations.

          The Purchase Price and Bayer Assumed Obligations shall be allocated in accordance with the provisions of Schedule 3.4, provided that if the Purchase Price shall be adjusted pursuant to Section 3.2, the amount of the adjustment required shall, if such amount cannot be reasonably allocated to a particular asset, be allocated on a pro rata basis among the various categories of assets listed in Schedule 3.4. Uniroyal-CA and Bayer-CA agree to report the purchase and sale of the Bayer Assets in any returns required to be filed under the Income Tax Act (Canada) and other taxation statutes in accordance with the provisions of Schedule 3.4.

ARTICLE 4.   REPRESENTATIONS AND WARRANTIES

4.1  By Uniroyal-CA.

          Uniroyal-CA represents and warrants the following to Bayer-CA (provided that none of the following relate to Environmental Matters which are addressed exclusively in Section 5.1):

(a)  Contributed Assets.

(i) Except for the Excluded Assets set forth on Schedule 4.1(a), the Contributed Assets constitute all of the assets used by Uniroyal-CA exclusively in the conduct of the Business as presently conducted. Except for the Excluded Assets set forth on Schedule 4.1(a), the Contributed Assets are the only assets used to produce the revenues set forth on the Financial Statements.

(ii) Uniroyal-CA has good and marketable title to the Contributed Assets free and clear of any and all Liens other than as set forth on Schedule 4.1(e).

(iii) The portion of the Contributed Assets constituting fixed assets, taken as a whole, are in good working order and repair, reasonable wear and tear excepted.

(iv) The Products included in the Contributed Assets constitute all of the Products which the Business currently markets or sells.

(b)  Organization of Uniroyal-CA.

               As of the Closing Date, Uniroyal-CA is an unlimited liability company duly amalgamated and validly existing under the Laws of the Province of Nova Scotia and is duly qualified to do business in each other jurisdiction where the property owned, leased or used by it is located or the conduct of the Business makes such qualification necessary. Uniroyal-CA is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

(c)  Authorizations, Consents and Approvals Needed by Uniroyal-CA.

               Uniroyal-CA has full power and authority to enter into and perform this Agreement and the Operative Agreements to which it will be a party and has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the Operative Agreements to which it will be a party and the performance by it of its obligations hereunder and thereunder. Uniroyal-CA has all necessary corporate power, authority and capacity to own its property and assets (including the Contributed Assets) and to carry on its Business as presently conducted. This Agreement has been, and the Operative Agreements to which Uniroyal-CA will be a party will be, duly executed by Uniroyal-CA and constitute the legal, valid, binding, and enforceable obligations of Uniroyal-CA, enforceable against it in accordance with their terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general application relating to or affecting creditors' rights generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law. The execution and delivery of this Agreement and the Operative Agreements to which it will be a party and the consummation by Uniroyal-CA of the transactions contemplated herein or hereby or therein or thereby, do not: (i) conflict with or violate any of the terms of Uniroyal-CA's Memorandum or Articles of Association or By-laws; (ii) conflict with, or result in a breach of any of the terms of, or result in the acceleration of any indebtedness or obligations or give rise to any right of termination or cancellation under, any agreement, obligation, or instrument by which Uniroyal-CA is bound or to which any Contributed Assets are subject, or constitute a default (with or without notice or lapse of time, or both) thereunder; (iii) result in a violation by Uniroyal-CA of any Laws to which Uniroyal-CA or any Contributed Assets may be subject; (iv) result in the creation of any Lien on any of the Contributed Assets; or (v) conflict with, or result in or constitute a default (with or without notice or lapse of time, or both) under or breach or violation of or grounds for termination of, any license, permit or other Governmental Authorization which is part of the Contributed Assets; provided, however, that the consummation of the transactions contemplated by this Agreement and the Operative Agreements to which it will be a party is subject to the requirements of the Competition Act, and all other applicable antitrust statutes and expiration of applicable waiting periods in connection therewith. Except for the Competition Act Approval and except as set forth in Schedule 4.1(c), no authorization, consent or approval of any Governmental Authority or any other person is necessary or required in connection with the execution and delivery by Uniroyal-CA of this Agreement or the Operative Agreements to which it will be a party or the performance by Uniroyal-CA of its obligations hereunder or thereunder.

(d)  Absence of Certain Changes.

               Except to the extent set forth on Schedule 4.1(d), since June 27, 1998, Uniroyal-CA has conducted the Business in the ordinary course, has not taken any action that would have violated Section 6.1 had it been applicable, and there has not been any Material Adverse changes to the Business or the Contributed Assets.

(e) Leases.

(i) Uniroyal-CA has good and valid title to the lessees' interests under the Leases, and except for the permitted liens disclosed on Schedule 4.1(e), the Leases shall be free and clear of all Liens.

(ii) Schedule 4.1(e) sets forth a complete and accurate listing or description of all Leases. To Uniroyal-CA's Knowledge, no event of default under any such Lease by Uniroyal-CA or by any other party to any such Lease has occurred and is continuing which (whether with or without the giving of notice, lapse of time or both, or the happening of any other event) would constitute a default under such Lease; each such Lease will, subject to obtaining any consent listed in Schedule 4.1(c), and having the Uniroyal-Bayer Transfer, Assignment and Assumption Agreement, Bayer Transfer, Assignment and Assumption Agreement and Uniroyal Transfer, Assignment and Assumption Agreement executed by all parties thereto, continue to be in full force and effect against the Partnership and lessor on the same terms and conditions immediately after the Closing without the need for any further action on the part of the Partnership. With respect to real property Leases, Schedule 4.1(e) lists the location of the leased premises, the dates of the Leases and any and all amendments thereto, the annual rental amount and the duration thereof.

(iii) Each Lease constitutes the legal, valid and binding obligation of each of the parties thereof, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general application relating to or affecting creditors' rights generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law. Except as set forth on
Schedule 4.1(e), Uniroyal-CA, and to Uniroyal-CA's Knowledge, the other parties to the Leases, have performed all material obligations required to be performed under the Leases through the Closing Date and are not (with or without the lapse of time or the giving of written notice, or both) in breach or default in any respect thereunder. Uniroyal-CA shall have delivered to Bayer-CA a true, correct and complete copy of any and all Leases.

(iv) The real property exclusively occupied by Uniroyal-CA pursuant to the real property lease described in item 1(a) on Schedule 4.1(e) has been and currently is used by Uniroyal-CA as office space and for no other purpose. The real property exclusively occupied by Uniroyal-CA pursuant to the real property lease described in item 1(b) on Schedule 4.1(e) has been and currently is used by Uniroyal-CA as office space and as a research sample facility and for no other purpose.

(f)  Contracts and Other Documents.

               As of the Closing Date, Uniroyal-CA is not a party to or bound by any Contract, Lease or similar document relating exclusively to the Business other than those Contracts identified on Schedule 4.1(f), those Leases identified on Schedule 4.1(e), or those agreements which have been entered into by Uniroyal-CA in the ordinary course of business and consistent with past practices and do not involve payment or receipt of more than FIFTY THOUSAND CANADIAN DOLLARS (CDN$50,000) (collectively, the "Contract Rights"). As of the Closing Date, Uniroyal-CA has not received notice of any default, and to Uniroyal-CA's Knowledge as of the Effective Date and as of the Closing Date, Uniroyal-CA is not in default under any Contract, Lease or other instrument to which Uniroyal-CA is a party or by which it is bound relating exclusively to the Business. Immediately after the Closing, other than the Contract Rights, the Partnership will not be a party to or bound by any contract relating exclusively to the Business, including without limitation those contracts of the type described below:

(i) Any employment or consulting agreement with an employee or former employee that is not terminable upon reasonable notice to the employee by the Partnership (other than any agreement for the employment of any such employee or former employee implied in Law);

(ii)  Any collective bargaining agreement with any labour union;

(iii) Any agreement for capital expenditures or the acquisition or construction of fixed assets in excess of ONE HUNDRED THOUSAND CANADIAN DOLLARS (CDN$100,000), other than in the ordinary course of business and consistent with past practices;

(iv) Any agreement or purchase order in excess of ONE HUNDRED THOUSAND CANADIAN DOLLARS (CDN$100,000) for the purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise, equipment or other property or services; other than in the ordinary course of the Business and consistent with past practices of the Business;

(v) Any agreement granting to any person a first-refusal, first-offer or similar preferential right to purchase or acquire any Contributed Asset;

(vi) Any license or royalty agreement other than licenses or royalty agreements granted or received in the ordinary course of the Business;

(vii) Any indenture, mortgage, loan or credit agreement under which Uniroyal-CA has borrowed any money or issued any note, bond, indenture or other evidence of indebtedness for money borrowed by Uniroyal-CA, or guaranteed indebtedness for money borrowed by others in connection with the Business;

(viii) Any lease for the Business under which Uniroyal-CA is (a) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a Third Party or (b) a lessor of, or makes available for use by any Third Party, any tangible personal property owned by Uniroyal-CA, as the case may be, in each case other than in the ordinary course of the Business;

(ix) Any agreement which would restrict the ability of the Partnership from developing or distributing a Product for market and sale anywhere in Canada, other than in the ordinary course of the Business; or

(x) Any other agreement which involves payment of more than FIFTY THOUSAND CANADIAN DOLLARS (CDN $50,000) and which is not made in the ordinary course of the Business and is not already excluded under the terms of any other provision of this Section 4.1(f).

               Except as set forth on Schedule 4.1(f), as of the Effective Date, each Contract is a valid and binding obligation of Uniroyal-CA, and to Uniroyal-CA's Knowledge, the other parties thereto, and is in full force and effect, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general application relating to or affecting creditors' rights generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

               Except as set forth on Schedule 4.1(f), Uniroyal-CA, and to Uniroyal-CA's Knowledge, the other parties to the Contracts, has or have performed all material obligations required to be performed under the Contracts through the Closing Date and are not (with or without the lapse of time or the giving of written notice, or both) in breach or default in any respect thereunder. Except as prohibited by confidentiality or secrecy provisions in the Contracts or except as restricted by any objections to disclosure raised by the other party to the Contracts, Uniroyal-CA has made available to Bayer-CA a true, correct and complete copy of any and all Contracts, and to the extent so prohibitied, Uniroyal-CA has provided Bayer-CA with a summary of such Contracts containing all the material terms not prohibited to be disclosed.

(g)  Labour and Employment.

               Except as set forth in Schedule 4.1(g), as of the Closing Date,
(i) Uniroyal-CA is not a party to a union agreement or collective bargaining agreement with respect to the Business; (ii) there is no labour strike, dispute, formal grievance, arbitration proceeding, general slowdown or stoppage, or charge of unfair labour practice involving the Business pending before a court, regulatory body or arbitration tribunal; (iii) the Business is being operated in compliance in all material respects with all Laws relating to employees; (iv) there are no pending complaints nor, to Uniroyal-CA's Knowledge, are there any threatened complaints against the Business before any employment standards tribunal or human rights tribunal; (v) Uniroyal-CA is not a party to any written employment agreement with any employee of the Business or any collective agreement with any trade union or employee association with respect to the Business and is not aware of any effort to organize any employees of the Business into any collective bargaining unit, union or similar arrangement; and (vi) there are no pending or, to Uniroyal-CA's Knowledge, threatened workers' compensation, discrimination or other such claims related to the Business.

(h)  Employee Benefit Plans and Pension Plan.

               Schedule 4.1(h) is a complete and accurate list of the Employee Benefit Plans and the Pension Plan, all of which are in full force and effect and are duly registered, where required, with the applicable Governmental Authorities.

(i)  Licenses and Permits.

               The Licenses and Permits (other than Environmental Permits which are the subject of Article 5) are set forth on Schedule 4.1(i). Except as set forth on Schedule 4.1(i), Uniroyal-CA has obtained and fully paid for, and has in full force and effect, all Licenses and Permits necessary for the Business, except for those the lack of which would not Materially Adversely affect the Business. No proceeding is pending, or, to Uniroyal-CA's Knowledge, threatened, to modify, suspend, revoke or otherwise limit any such Licenses and Permits. To Uniroyal-CA's Knowledge, no authority intends to cancel, terminate, modify or refuse to renew any such License or Permit. Except as shown on Schedule 4.1(i), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in the revocation, cancellation, suspension, modification, or limitation of any of the Licenses and Permits and will not give to any Person any right to revoke, cancel, suspend, modify, or limit any of the Licenses and Permits.

(j)  Absence of Undisclosed Liabilities.

               Except as set forth in Schedule 4.1(j), and except with respect to Environmental Matters (which are the subject of Article 5), to Uniroyal-CA's Knowledge as of the Closing Date, there is no material liability connected with the Business that is not fully reflected or disclosed in the Financial Statements which would be required to be disclosed or reflected in the Financial Statements in accordance with U.S. GAAP.

(k)  Compliance With Law.

               Except as set forth in Schedule 4.1(k), and except with respect to Environmental Matters (which are the subject of Article 5), the Business is in material compliance in all respects with all applicable Laws, and Uniroyal-CA has not received any written notice of any alleged breach by the Business of any Laws.

(l)  Technology and Registrations.

(i) Uniroyal-CA owns or possesses valid and binding licenses or other rights to use, whether or not registered, the Technology and Registrations.

(ii) Schedule 4.1(l) sets forth a complete and accurate list of all registered Technology, applications to register Technology and the Registrations (identifying those owned and those licensed), including all Canadian, provincial and foreign registrations or applications for registration thereof and all agreements (including without limitation, agreements pursuant to which Uniroyal-CA has granted licenses to third parties to use any Technology or Registration) relating to the Technology, as of the Closing Date. All actions necessary to maintain the registered Technology and the Registrations have been taken by Uniroyal-CA. Except as set forth on
Schedule 4.1(l), to Uniroyal-CA's Knowledge as of the Effective Date and as of the Closing Date, the use by Uniroyal-CA of any of the Technology or Registrations or the operation of the Business as conducted as of the Closing does not violate the proprietary rights of any other Person and no claim has been asserted by any Person with respect to the use of the Technology or Registrations by Uniroyal-CA or the operation of the Business as conducted as of the Closing. To Uniroyal-CA's Knowledge as of the Effective Date and as of the Closing Date, no Person is infringing upon the Technology. To Uniroyal-CA's Knowledge as of the Effective Date and as of the Closing Date, no Person, other than Uniroyal-CA, owns or has any proprietary, financial or other interests in, any Technology or Registrations, except the interests of any Person from which Uniroyal-CA licensed, sublicensed, was assigned or otherwise obtained rights to the Technology or Registrations. Except as set forth in
Schedule 4.1(l), as of the Closing Date, Uniroyal-CA is not a party to any written confidentiality, secrecy or similar agreements with Third Parties in connection with the Technology or Registrations.

(m)  Pending Litigation.

               Except as set forth in Schedule 4.1(m), and except with respect to Environmental Matters (which are the subject of Article 5), there are no actions, suits, Claims, enforcement actions, or proceedings pending or, to Uniroyal-CA's Knowledge, no material Claims threatened against Uniroyal-CA in respect of the Business, whether at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality; nor is there outstanding any writ, order, decree, or injunction applicable to the Business that: (i) calls into question Uniroyal-CA's authority or right to enter into this Agreement and consummate the transactions contemplated hereby; or (ii) would otherwise prevent or delay the transactions contemplated by this Agreement; or (iii) applies to the conduct of the Business or the ownership or use of the Contributed Assets.

(n)  Books and Records.

               The Financial Books and Records are complete and correct in all material respects. All of the Financial Books and Records have been prepared and maintained in all material respects in accordance with Canadian GAAP (except as otherwise stated therein or on Schedule 4.1(n)).

(o)  Inventory.

               The inventory included in the Contributed Assets and identified on Schedule 4.1(o) is, and was, acquired and has been maintained in the ordinary course of business, and is of a good quality, quantity and condition usable, leasable or saleable in the ordinary course of business, except to the extent that financial reserves have been recorded against such inventory in the Financial Statements. For the purposes of the Financial Statements, all inventory identified on Schedule 4.1(o) has been valued at the Initial Selling Price (as defined in the Distributor Agreement) for such inventory.

(p)  Financial Statements.

               Schedule 4.1(p) sets forth the pro forma combined income statement for the six month period ended June 27, 1998 and the pro forma combined balance sheet of the Business as of June 27, 1998, which pro forma income statement and pro forma balance sheet includes all the Contributed Assets and Assumed Obligations of the Business (the "Financial Statements"). The Financial Statements are prepared in accordance with U.S. GAAP with the pro forma adjustments identified on Schedule 4.1(p). The Financial Statements present fairly the Contributed Assets, excluding goodwill, and the Assumed Obligations as of the date thereof and the pro forma results of operations of the Business for the period ended on such date, adjusted as if the Partnership existed and the Contributed Assets and Assumed Obligations had been transferred to and assumed by the Partnership on December 28, 1997.

(q)  Taxes.

               Except as set forth on Schedule 4.1(q), as of the Effective Date and as of the Closing Date, all material returns of Taxes required to be filed by or for Uniroyal-CA have been timely filed (timely being understood to include all properly granted extensions) and payment or provision for the payment of all material Taxes which are shown to have become due pursuant to such returns has been made and all other Taxes for which Uniroyal-CA has received a notice of assessment or demand for payment or have otherwise been made aware of a deficiency have been paid. All such returns or reports are complete and accurate in all material respects. Uniroyal-CA will file in a timely manner (timely being understood to include all properly granted extensions) all returns required to be filed by it with respect to Taxes for all periods ending on or before the Closing Date or which include the Closing Date to the extent such returns are not due on or before the Closing Date, and will pay all Taxes payable by it for all such periods when such Taxes are due. Uniroyal-CA has withheld or collected and remitted to the appropriate Governmental Authority, such remittance of all Taxes required by Law to be withheld or collected. There are no liens for Taxes upon the Contributed Assets or upon the Business other than those which are being contested in good faith by appropriate proceedings as described in Schedule 4.1(q).

               To Uniroyal-CA's Knowledge, no formal written claim has ever been made by any non-Canadian authority in a jurisdiction outside Canada where Uniroyal-CA does not file returns that it might be subject to taxation on its Business' activities by that jurisdiction.

(r)  Accounts Payable and Accounts Receivable.

               Except as set forth on Schedule 4.1(r), the Assumed Obligations will not include any outstanding accounts or monies due to Uniroyal-CA, and the Contributed Assets will not include any outstanding accounts or monies due from Uniroyal-CA. The Financial Statements include adequate reserves for uncollectible accounts receivable of the Business.

(s)  Regulatory Approvals.

               Other than (i) the Competition Act Approval, (ii) authorizations, approvals, consents and filings required in connection with the pension plan matters referred to in Section 6.4, and (iii) consents with respect to transfer of Licenses and Permits, no governmental or regulatory authorization, approval, order, consent, or filing is required, including without limitation, any filings which may be required under the Laws on the part of Uniroyal-CA in connection with the execution, delivery, and performance of this Agreement or any agreements and documents to be delivered under this Agreement or the performance of Uniroyal-CA's obligations under this Agreement or any other agreements and documents to be delivered under this Agreement.

(t)  Insurance.

               Uniroyal-CA maintains such policies of insurance, issued by responsible insurers, as are appropriate to the Business and the Contributed Assets, in such amounts and against such risks (including, without limitation, comprehensive general liability) as are customarily carried and insured against by Uniroyal-CA. All such policies of insurance are (or will be) in full force and effect and are not in default as to the payment of premium, the need to give timely notice, or otherwise, under the terms of any such policies.

(u)  Contributed Products.

(i) The Contributed Products are listed on Schedule 4.1 (u). There has not been any Occurrence (as defined below), which, individually or in the aggregate, could reasonably be expected to have a Material Adverse effect; and there has not been any Recall with respect to any Contributed Products, or, to Uniroyal-CA's Knowledge, any investigation ongoing or threatened in writing by any Governmental Authority relating thereto.

(ii) For purposes of this Section 4.1(u), the term "Occurrence" shall mean any accident, happening or event which is caused or allegedly caused by any alleged hazard or alleged defect in manufacture or formulation, including any alleged failure to warn or any breach of express or implied warranties or representations with respect to, or any such accident, happening or event otherwise involving, any of the Contributed Products, which resulted or is alleged to have resulted in injury or death to any person.

(v)  No Previous Tax Elections.

               Except as provided in Schedule 4.1(v), Uniroyal-CA has not prior to the Effective Date made any election or designation for the purposes of the Income Tax Act (Canada) or any relevant provincial taxation statute that would affect any of the Bayer Assets.

(w)  Due Inquiry.

               Uniroyal-CA represents and warrants that each of the individuals listed on Exhibit A has made Due Inquiry.

(x)  Location of Contributed Assets.

               Except for office equipment and furniture and certain items of inventory, none of the Contributed Assets have been or are currently located at the Elmira Complex.

4.2  By Bayer-CA.

          Bayer-CA hereby represents and warrants to Uniroyal-CA as follows:

(a)  Organization and Qualification.

               Bayer-CA is a corporation duly incorporated and validly existing under the Laws of the jurisdiction of its incorporation. Bayer-CA is a wholly owned indirect subsidiary of Bayer AG, a corporation organized under the laws of Germany. Bayer-CA is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

(b)  Authorization, Consents or Approvals.

               Bayer-CA has full power and authority to enter into and perform this Agreement and the Operative Agreements to which it will be a party, and has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the Operative Agreements to which it will be a party and the performance by Bayer-CA of its obligations hereunder and thereunder. Bayer-CA has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as presently conducted. This Agreement has been, and the Operative Agreements to which Bayer-CA will be a party will be, duly executed by Bayer-CA and constitute legal, valid, binding, and enforceable obligations of Bayer-CA, enforceable against Bayer-CA in accordance with their terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general application relating to or affecting creditors' rights generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law. The execution and delivery of this Agreement and the Operative Agreements to which it will be a party and the consummation by Bayer-CA of the transactions contemplated herein or hereby or therein or thereby, do not and will not on the Closing Date (i) conflict with or violate any of the terms of Bayer-CA's Articles of Incorporation or By-laws; (ii) conflict with, or result in a breach of any of the terms of, or result in the acceleration of any indebtedness or obligations under, any agreement, obligation, or instrument by which Bayer-CA is bound or to which any property of Bayer-CA is subject, or constitute a default thereunder; (iii) result in the violation by Bayer-CA of any Laws to which Bayer-CA or any assets of Bayer-CA may be subject which would Materially Adversely affect the transactions contemplated herein; (iv) result in the creation of any Lien on any of the Contributed Assets; or (v) conflict with or result in or constitute a default (with or without notice or lapse of time, or both) under or breach of violation of or ground for termination of, any license, permit or other Governmental Authority authorization which is part of the Contributed Assets; provided, however, that the consummation of the transactions contemplated by this Agreement and the Operative Agreements is subject to the requirements of the Competition Act, and all other applicable antitrust statutes and expiration of applicable waiting periods in connection therewith. Except for the Competition Act Approval and as set forth in Schedule 4.2(b), no authorization, consent or approval of any Governmental Authority or any other person is necessary or required in connection with the execution and delivery by Bayer-CA of this Agreement or the Operative Agreements to which it will be a party or the performance by Bayer-CA of Bayer-CA's obligations hereunder or thereunder.

(c)  Bayer Assets

               Bayer-CA has not subjected the Bayer Assets to any Liens, and upon transfer of the Bayer Assets to the Partnership in accordance with
Section 2.2, the Bayer Assets will be free and clear of any and all Liens other than the Bayer Assumed Obligations and any other Liens which may be attached to the Bayer Assets at the time the Bayer Assets are received from Uniroyal-CA pursuant to Section 2.1.

(d)  Title to Bayer Assets

               Bayer-CA has not sold, transferred, assigned or delivered, or agreed to sell, transfer, assign or deliver, any of the Bayer Assets except pursuant to this Agreement. Upon transfer of the Bayer Assets to the Partnership in accordance with Section 2.2, Bayer-CA will sell, transfer, assign and deliver to the Partnership all right, title and interest in the Bayer Assets which it received from Uniroyal-CA pursuant to Section 2.1.

ARTICLE 5.  ENVIRONMENTAL MATTERS

5.1  Environmental.

          Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 5.1 are the exclusive representations and warranties of Uniroyal-CA concerning any and all Environmental Matters. Uniroyal-CA represents and warrants to Bayer-CA that as of the Closing Date:

(a) Schedule 5.1 sets forth a list of all judicial or administrative proceedings (including without limitation, arbitrations, mediations, and correspondence with any Governmental Authority) related to the ownership and/or operation of the Business or the Contributed Assets in which Uniroyal-CA is or in the last five (5) years has been a party before any Governmental Authority relating to Environmental Matters, the disposition of which may result in: (i) Environmental Liability against Uniroyal-CA in an amount exceeding the De Minimis Amount; (ii) interruption of the Business for longer than twenty-four (24) hours; (iii) the making of a capital expenditure in excess of the De Minimis Amount; or (iv) the impairment of the utility of, or the diminution in the value of the Business or the Contributed Assets, which impairment or diminution exceeds the De Minimis Amount.

(b) Except as set forth in Schedule 5.1, the Business is, and to Uniroyal-CA's Knowledge, in the past has been, in substantial compliance with all Environmental Laws applicable to the operation of the Business and the Contributed Assets.

(c) Except as set forth on Schedule 5.1, in connection with the ownership and/or operation of the Business and the Contributed Assets, Uniroyal-CA currently possesses, currently is in compliance with, and to Uniroyal-CA's Knowledge in the past has substantially complied in all material respects with, the terms of all Environmental Permits and other approvals necessary to operate the Business.

(d) Except as disclosed on Schedule 5.1, to Uniroyal-CA's Knowledge, no location currently owned, operated or leased by Uniroyal-CA and utilized in connection with the ownership and/or operation of the Business or the Contributed Assets is the subject of any enforcement action or other investigation by any Governmental Authority or other Third Party that may lead to Environmental Liability against the Partnership or Uniroyal-CA that exceeds the De Minimis Amount.

(e) Except as disclosed on Schedule 5.1, to Uniroyal-CA's Knowledge and without making any external due inquiry or investigation or conducting any site visits or audits, no Off-Site Location is the subject of any enforcement action or other investigation by any Governmental Authority or other Third Party that may lead to Environmental Liability against the Partnership or Uniroyal-CA in an amount that exceeds the De Minimis Amount.

(f)  Except with respect to Environmental Matters referenced or identified in
Schedule 5.1:

(i) Uniroyal-CA has not received any written request for information, notice, demand letter, administrative inquiry, or formal notice of claim from a Governmental Authority or Third Party concerning On-Site Contamination that may lead to Environmental Liability against the Partnership or Uniroyal-CA in respect of the Business exceeding the De Minimis Amount; and

(ii) Uniroyal-CA has not received any written request for information, notice, demand letter, administrative inquiry or formal notice of claim from a Governmental Authority or other Third-Party concerning Contamination at an Off-Site Location that may lead to Environmental Liability against the Partnership in respect of the Business exceeding the De Minimis Amount.

(g) Except as set forth in Schedule 5.1, to Uniroyal-CA's Knowledge there are no underground storage tanks located on any of the Contributed Assets.

(h) To Uniroyal-CA's Knowledge, there are no Environmental Permits needed by Uniroyal-CA or that are required by Environmental Laws in order to operate the Business as currently operated by Uniroyal-CA, other than those set forth in Schedule 5.1.

(i) To Uniroyal-CA's Knowledge, the execution and delivery of this Agreement and the consummation by Uniroyal-CA of the transactions contemplated herein or hereby will not result in a violation by Uniroyal-CA of any Environmental Law to which the Business or any Contributed Assets may be subject; provided, however, that except as set forth in Schedule 5.1, no authorization, consent, or approval of any Governmental Authority is necessary or required under any Environmental Law in connection with the execution and delivery by Uniroyal-CA of this Agreement and the performance by Uniroyal-CA of its obligations hereunder.

(j) To Uniroyal-CA's Knowledge, other than in connection with the transfer of Environmental Permits and except as set forth in Schedule 5.1, no governmental or regulatory authorization, approval, order, consent, or filing is required under Environmental Laws on the part of Uniroyal-CA in connection with the execution or delivery of this Agreement or any agreements and documents to be delivered under this Agreement or the performance of Uniroyal-CA's obligations under this Agreement or any other agreements and documents to be delivered under this Agreement.

(k) Notwithstanding anything to the contrary in this Section 5.1, Uniroyal-CA makes no representations or warranties regarding Uniroyal-CA's compliance with Environmental Laws from and after the Closing Date.

ARTICLE 6.  COVENANTS PRIOR TO CLOSING

6.1  Covenants of Uniroyal-CA.

(a) Uniroyal-CA hereby covenants that, except as otherwise previously consented to in writing by Bayer-CA, from and after the Effective Date until the Closing or the earlier termination of this Agreement, Uniroyal-CA will carry on the Business in all material respects in the ordinary course thereof in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws and Environmental Laws and, to the extent consistent therewith, use all reasonable commercial efforts to preserve intact the current Business organizations, use all reasonable efforts to keep available the services of the current officers and other key employees of the Business and preserve their relationships with those Persons having business dealings with them to the end that the goodwill and ongoing businesses of the Business will be materially unimpaired at the Closing. Without limiting the generality or effect of the foregoing:

(b) Except with the prior written consent of Bayer-CA, which consent will not be unreasonably withheld, conditioned or delayed:

(i) No material contract, lease, license, obligation, indebtedness, commitment, purchase or sale will be entered into, assumed or made by Uniroyal-CA in respect of the Business, except in the ordinary course of the Business;

(ii) Uniroyal-CA will not enter into or assume any mortgage, pledge, conditional sale or other title retention agreement in respect of the Business, or permit any Lien to be placed upon any of the Contributed Assets, whether now owned or hereafter acquired (other than Liens arising by operation of Law or Environmental Law in the ordinary course of the Business); and

(iii) No Lease or material Contract will be terminated or amended, nor will any consent or approval that is requested from Uniroyal-CA thereunder be given, except in the ordinary course of the Business.

(c) Except as set forth on Schedule 6.1(c), prior to Closing, Uniroyal-CA, with respect to the Business, shall not: (i) change its accounting methods, principles or practices; (ii) revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of the Business; (iii) establish or increase any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, membership interests option (including, without limitation, the granting of membership interests awards), employee benefit plan, or otherwise increase the compensation payable or to become payable to any officers or key employees of the Business, except in the ordinary course of business consistent with past practice or as may be required by Law; (iv) enter into any employment or severance agreement with any of its employees or establish, adopt or enter into any collective bargaining agreement; (v) enter into any contracts with suppliers and customers other than in the ordinary course of the Business; or (vi) authorize or commit or agree to take any of the foregoing actions.

6.2  Cooperation.

          Uniroyal-CA and Bayer-CA agree (a) to cooperate with each other in determining whether any filings are required to be made or consents required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated hereby and in making or causing to be made any such filings promptly and in seeking to obtain in a timely manner any such consents; and (b) to use all reasonable efforts to obtain promptly the satisfaction of the conditions to the Closing of the transactions contemplated herein. Uniroyal-CA and Bayer-CA shall furnish to each other and to each other's counsel all such information as may be reasonably required in order to effectuate the foregoing. Uniroyal-CA and Bayer-CA shall cooperate, as may be necessary, with respect to their respective filings made pursuant to the Competition Act and all other filings made under applicable antitrust statutes. Uniroyal-CA and Bayer-CA shall bear equally all filing fees in respect of the Competition Act and all other filings under applicable antitrust statutes and all filing fees required by applicable Environmental Laws. Until the Closing or early termination of this Agreement, Uniroyal-CA agrees to cooperate with any reasonable request for access during the Business' normal business hours to the offices, properties, records and personnel of the Business, provided that Bayer-CA shall not unreasonably interfere with such Business' activities and that such access is subject to all applicable confidentiality obligations of Uniroyal-CA.

6.3  No Solicitation.

          Prior to the Closing or earlier termination of this Agreement, neither Uniroyal-CA nor its employees, officers, agents or representatives, shall directly or indirectly (a) solicit, initiate or encourage any inquiries, proposals or offers from any Person relating to any acquisition or purchase of all or a material amount of the Contributed Assets or any ownership interest in the Business, or (b) with respect to any effort or attempt by any other Person to do or seek any of the foregoing (i) participate in any discussions or negotiations related to the foregoing, (ii) furnish to any other Person any Confidential Information with respect to the Contributed Assets or the Business, or (iii) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any such effort.

6.4  Pension and Employee Benefit Matters.

(a) Uniroyal-CA and Bayer-CA shall cause the Partnership to offer employment, effective from the Closing Date, to all Employees on terms and conditions of employment, including salary, incentive compensation and benefits, which for each such Employee are no less favourable than those being received by such Employee immediately prior to Closing. Uniroyal-CA and Bayer-CA shall cause the Partnership to recognize the service of the Employees with Uniroyal-CA and its Affiliates up to the Closing Date for all purposes to the extent that such service was recognized by Uniroyal-CA and its Affiliates.

(b) Effective as at the Closing, the Employees shall cease to participate in, and accrue benefits under, the Pension Plan and shall commence participation in the New Pension Plan as at that date.

(c) As soon as practicable after the Closing, but effective as of the Closing, Bayer-CA and Uniroyal-CA shall cause the Partnership to establish and register with the relevant regulatory authorities the New Pension Plan which shall provide benefits to the Employees on the same terms and conditions as provided under the defined contribution component of the Pension Plan immediately prior to the Closing.

(d) The New Pension Plan shall assume, as at the Closing, the liabilities under the Pension Plan in respect of pension and other benefits which have accrued on behalf of the Employees under the Pension Plan up to the Closing, calculated on a basis to be determined by the actuary for the Pension Plan, all in accordance with applicable Law (the "Pension Liabilities"). Uniroyal-CA shall make application to the applicable Governmental Authorities for their approval to transfer assets out of the Pension Plan to the New Pension Plan in an amount equal to the Pension Liabilities and shall transfer such assets as may be approved by the applicable Governmental Authorities (the "Transferred Assets") as soon as reasonably practicable after such approval is obtained (the "Transfer Date").

(e) Effective as of the Closing, the Employees shall cease to participate in, and accrue benefits under, the Employee Benefit Plans and shall commence participation in benefits plans which Bayer-CA and Uniroyal-CA shall cause the Partnership to establish which shall provide benefits on the same terms and conditions, or otherwise on a basis which is not less favourable in the aggregate, as those provided to the Employees under the Employee Benefit Plans immediately prior to the Closing. Employees who are not participants in the Employee Benefit Plans as at the Closing shall become participants in the new benefit plans established by the Partnership in accordance with, and subject to, the membership eligibility and coverage requirements thereof.

(f) Uniroyal-CA shall retain responsibility under the Employee Benefit Plans for all amounts payable by reason of or in connection with any and all reported and unreported claims incurred and filed by the Employees on or prior to the Closing. Bayer-CA and Uniroyal-CA shall cause the Partnership to assume responsibility under its benefit plans for any and all claims of the Employees which relate to claims that are incurred with respect to events after the Closing.

(g) Bayer-CA and Uniroyal-CA shall cause the Partnership to credit the Employees with all service accrued while employed by Uniroyal-CA for all purposes including, without limitation, all pension and employee benefit purposes.

(h) From the Closing until the Transfer Date, Uniroyal-CA, on behalf of and at the expense of the Partnership, shall cause the funding agent of the Pension Plan to accept and record as required, all employer and employee contributions and disbursements (return of contributions or other periodic or lump sum benefit payments and pro-rata trustee expenses) relating to the Employees in respect of and on behalf of the New Pension Plan. The amount of such credits and disbursements shall be added to or deducted from, as the case may be, the Transferred Assets.

(i) From the Closing until the Transfer Date, Uniroyal-CA shall ensure that all funds held by the funding agent of the Pension Plan are invested in accordance with all applicable laws and pursuant to such investment elections made by the Employees pursuant to the terms of the Pension Plan, and Uniroyal-CA will not change the investment of such funds from the manner in which they are invested as of the Closing without the prior agreement of the Partnership.

(j) Subject to adjustment to comply with any minimum interest rates on transferred pension assets stipulated by the applicable regulatory authorities, applicable pension legislation and rules or regulations thereunder, interest and investment returns shall be credited on that portion of the Transferred Assets referable to the Employees under the Pension Plan from the Closing to the Transfer Date and shall be computed based on individual member accounts in accordance with the terms of the Pension Plan from the Closing until the end of the last month preceding the Transfer Date.

(k) The Partnership shall not hold Uniroyal-CA responsible or liable for the actions of Uniroyal-CA in administering the Pension Plan after the Closing and following the Transfer Date, and neither Uniroyal-CA nor the Pension Plan shall have any further obligation or liability with respect to the pension entitlement of the Employees.

(l) Notwithstanding paragraphs (e) and (f), Uniroyal-CA and Bayer-CA agree that the Employees shall continue participation in the Employee Benefit Plans until such time as the Partnership establishes its own benefit plans for the Employees (the "Interim Period"). Uniroyal-CA agrees to take such action and to make any contributions and to pay any claims on behalf of the Employees as is necessary to ensure the continued participation of the Employees in the Employee Benefit Plans during the Interim Period. Bayer-CA and Uniroyal-CA agree to cause the Partnership to indemnify and to hold harmless Uniroyal-CA with respect to any and all contributions made by Uniroyal-CA to the Employee Benefit Plans during the Interim Period, any and all claims paid by Uniroyal-CA under the Employee Benefit Plans on behalf of the Employees during the Interim Period, as well as any and all administrative costs to Uniroyal-CA relating to the continued participation of the Employees in the Employee Benefit Plans during the Interim Period.

ARTICLE 7.  CLOSING

7.1 Conditions to Obligations of Bayer-CA.

          The obligations of Bayer-CA under this Agreement, including without limitation, the obligation to consummate and effect the purchase of the Bayer Assets, the assumption of the Bayer Assumed Obligations and the formation of the Partnership, shall be subject to satisfaction of the following conditions, unless waived by Bayer-CA:

(a) Uniroyal-CA shall have performed in all material respects all agreements, and satisfied in all material respects all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date.

(b) As of the Closing Date, all representations and warranties of Uniroyal-CA herein shall have been true and correct when made, shall have continued to have been true and correct at all times subsequent thereto, and shall be true and correct on and as of the Closing Date as though made on, as of and with reference to such date.

(c) All consents, approvals, certificates and authorizations required to be obtained by Uniroyal-CA and Bayer-CA in connection with the sale of the Bayer Assets to Bayer-CA and the contribution to the Partnership of the Contributed Assets, including without limitation, all approvals by and clearances from all Governmental Authorities, lenders, and other third parties, shall have been obtained, including without limitation Competition Act Approval, but excluding the registrations, consents, approvals, certificates and authorizations required in connection with the pension plan matters referred to in Section 6.4.

(d) Uniroyal-CA shall have obtained written consents to the sale of the Bayer Assets to Bayer-CA and the contribution to the Partnership of the Contributed Assets for each Lease or Contract listed on Schedule 4.1(e) or Schedule 4.1(f) with respect to which a consent is required in connection with the consummation of the transactions contemplated by this Agreement.

(e) Since June 27, 1998, except as set forth in Schedule 7.1(e), there shall not have occurred any Material Adverse change with respect to the Business.

(f) Uniroyal-CA shall have executed and delivered the Uniroyal-Bayer Transfer, Assignment and Assumption Agreement in the form attached hereto as
Exhibit I.

(g) The Partnership shall have obtained all material Licenses and Permits necessary for the operation of the Business after the Closing.

(h)  The Closing shall have occurred by the date determined in accordance with
Section 2.5, but in no event later than December 31, 1998.

(i)  Bayer-CA shall have received all of the deliveries required pursuant to
Section 7.5.

(j) All Operative Agreements to which Uniroyal-CA is a party shall have been authorized by and executed and delivered by Uniroyal-CA.

(k) Uniroyal-CA shall have executed and delivered the Partnership Agreement in the form attached hereto as Exhibit B.

(l) Uniroyal-CA shall have delivered to Bayer-CA an Incumbency and Specimen Signature Certificate for Uniroyal-CA.

(m) Uniroyal-CA shall have executed and delivered the Uniroyal Transfer, Assignment and Assumption Agreement in the form attached hereto as Exhibit K.

(n) The Partnership shall have assumed the Assumed Obligations as contemplated by this Agreement.

(o) C&K shall have executed and delivered to Bayer Corporation the Letter Agreement dated as of the Effective Date, together with all certificates required therein to be provided (the "C&K Letter Agreement").

7.2  Conditions to Obligations of Uniroyal-CA.

          The obligations of Uniroyal-CA under this Agreement, including without limitation, the obligation to consummate and effect the sale of the Bayer Assets and the formation of the Partnership, shall be subject to satisfaction of each of the following conditions, unless waived by Uniroyal-
CA:

(a) Bayer-CA shall have performed in all material respects all agreements, and satisfied in all material respects all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date.

(b) As of the Closing Date, all of the representations and warranties of Bayer-CA herein shall have been true and correct when made, shall have continued to have been true and correct at all times subsequent thereto, and shall be true and correct on and as of the Closing Date as though made on, as of, and with reference to such date.

(c) All consents, approvals and authorizations required to be obtained by Uniroyal-CA and Bayer-CA in connection with the sale of the Bayer Assets to Bayer-CA and the contribution to the Partnership of the Contributed Assets, including without limitation all approvals by and clearances from all Governmental Authorities, lenders, and other third parties, shall have been obtained, including without limitation Competition Act Approval, but excluding the registrations, consents, approvals and authorizations required in connection with the pension plan matters referred to in Section 6.4.

(d) Bayer-CA shall have assumed the Bayer Assumed Obligations and delivered the Purchase Price in accordance with Sections 2.1 and 3.1 and the other deliveries required pursuant to Section 7.4.

(e) All Operative Agreements to which Bayer-CA is a party shall have been authorized by and executed and delivered by Bayer-CA.

(f) Bayer-CA shall have executed and delivered the Partnership Agreement in the form attached hereto as Exhibit B.

(g) The Partnership shall have obtained all material Licenses and Permits necessary for the operation of the Business after the Closing.

(h) Uniroyal-CA shall have received all of the deliveries required pursuant to Section 7.4.

(i)  The Closing shall have occurred by the date determined in accordance with
Section 2.5, but in no event later than December 31, 1998.

(j) Bayer AG shall have executed and delivered to C&K the Letter Agreement dated as of the Effective Date, together with all certificates required therein to be provided (the "Bayer Letter Agreement").

(k) Bayer-CA shall have delivered to Uniroyal-CA an Incumbency and Specimen Signature Certificate for Bayer-CA.

(l) Bayer-CA shall have executed and delivered the Bayer Transfer, Assignment and Assumption Agreement in the form attached hereto as Exhibit J.

(m) The Partnership shall have assumed the Assumed Obligations as contemplated by this Agreement.

7.3  Additional Conditions to Obligations.

          The obligations of Uniroyal-CA and Bayer-CA to consummate and effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following additional conditions, unless waived by Uniroyal-CA and Bayer-CA: (a) Competition Act Approval shall have been obtained and shall not be subject to any condition which is unduly burdensome to either Uniroyal-CA or Bayer-CA; (b) no injunction or temporary restraining order shall have been granted restraining or prohibiting the consummation of the transactions contemplated by this Agreement; and (c) no action, suit or other proceeding instituted by any Governmental Authority seeking such an injunction or order shall be pending or threatened.

7.4  Bayer-CA's Closing Deliveries.

          At the Closing, Bayer-CA will deliver to Uniroyal-CA, in form and substance reasonably satisfactory to Uniroyal-CA and consistent with this
Agreement:

(a) The Purchase Price as set forth in Section 3.1 hereof, the executed Partnership Agreement in the form of Exhibit B hereto and the appointments of the three (3) Representatives designated by Bayer-CA.

(b) The Operative Agreements to which Bayer-CA is a party in the form of Exhibit B and Exhibit H hereto, executed by an authorized officer of Bayer-CA.

(c) Copies of resolutions adopted by the Board of Directors of Bayer-CA authorizing the execution and delivery of, and performance of Bayer-CA's obligations under, this Agreement, certified by the Secretary or an Assistant Secretary of Bayer-CA.

(d) A Certificate of Compliance for Bayer-CA issued by the relevant Governmental Authority of the jurisdiction of its incorporation and dated not more than ten (10) business days prior to the Closing Date.

(e) A certificate of an authorized officer of Bayer-CA certifying and warranting that the representations, warranties and agreements of Bayer-CA contained in this Agreement are true and accurate as of the Closing Date and that Bayer-CA has satisfied and performed in all material respects all of its obligations hereunder.

(f) A certificate of an authorized officer of Bayer-CA certifying and warranting that Bayer-CA is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

(g) Written opinions of counsel to Bayer-CA, dated as of the Closing Date, in the forms of Exhibit C hereto.

(h) Evidence of any authorization, consent, approval or filing with any public body or Governmental Authority or any other Person necessary in connection with this Agreement.

(i)  Incumbency and Specimen Signature Certificate for Bayer-CA.

(j)  The Bayer Letter Agreement executed by Bayer AG.

(k) The executed Bayer Transfer, Assignment and Assumption Agreement in the form of Exhibit J hereto.

7.5  Uniroyal-CA's Closing Deliveries.

          At the Closing, Uniroyal-CA will deliver to Bayer-CA, in form and substance reasonably satisfactory to Bayer-CA and consistent with this
Agreement:

(a)  The executed Partnership Agreement in the form of Exhibit B hereto.

(b) The Operative Agreements to which Uniroyal-CA is a party in the form of Exhibit B, Exhibit G, and Exhibit H hereto, executed by an authorized officer of Uniroyal-CA.

(c) Copies of resolutions adopted by the Board of Directors of Uniroyal-CA authorizing the execution and delivery of, and performance of Uniroyal-CA's obligations under, this Agreement, certified by the Secretary or an Assistant Secretary of Uniroyal-CA.

(d) A Certificate of Status for Uniroyal-CA issued by the relevant Governmental Authority of the jurisdiction of its incorporation and dated not more than ten (10) business days prior to the Closing Date.

(e) A certificate of an authorized officer of Uniroyal-CA, certifying and warranting that the representations, warranties and agreements of Uniroyal-CA contained in this Agreement are true and accurate as of the Closing Date and that Uniroyal-CA has satisfied and performed in all material respects all of its respective obligations hereunder.

(f) A certificate of an authorized officer of Uniroyal-CA certifying and warranting that Uniroyal-CA is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

(g) Written opinions of counsel to Uniroyal-CA, dated the Closing Date substantially in the forms of Exhibit D hereto.

(h) Evidence of any authorization, consent, approval or filing with any public body or Governmental Authority or any other Person necessary in connection with this Agreement.

(i)  Incumbency and Specimen Signature Certificate for Uniroyal-CA.

(j) The executed Uniroyal-Bayer Assignment and Assumption Agreement and Uniroyal Transfer, Assignment and Assumption Agreement, in the form of Exhibit I and Exhibit K, respectively

(k)  The C&K Letter Agreement executed by C&K.

ARTICLE 8.  FURTHER ASSURANCES

8.1  Cooperation

          If Closing occurs hereunder, then from and after the Closing Date, the parties hereto each covenants that it will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

ARTICLE 9.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

9.1  Survival.

          The representations and warranties of Uniroyal-CA and Bayer-CA set forth in this Agreement, the Closing Agreements, and the covenants and obligations of Uniroyal-CA and Bayer-CA set forth in this Agreement or in the Closing Agreements, shall survive the Closing, for the periods set forth in Sections 9.2 and 9.3 herein.

9.2  Indemnification by Uniroyal-CA.

(a) Subject to and as limited by the provisions of this Section 9.2, Uniroyal-CA agrees to defend, indemnify and hold harmless the Partnership and Bayer-CA and their respective officers, directors, agents and employees (individually, a "Bayer Indemnitee" and collectively the "Bayer Indemnitees") from and against any and all Losses, suffered by a Bayer Indemnitee, as a result of or in connection with:

(i) any breach, misrepresentation or inaccuracy of any representation or warranty made by Uniroyal-CA in or pursuant to this Agreement or any Closing Agreements;

(ii) any liabilities (other than Assumed Obligations and Taxes) of Uniroyal-CA, including without limitation an Excluded Obligation, which become liabilities of the Partnership or Bayer-CA;

(iii) any breach of any covenant, agreement or obligation made or to be performed by Uniroyal-CA under or pursuant to this Agreement or any Closing Agreements;

(iv) any Taxes, assessed against the Partnership or Uniroyal-CA in respect of the Business or the Contributed Assets in respect of any taxation year ended on or before the day immediately prior to the Closing Date, which were not expressly included as a Assumed Obligation; and

(v) any failure of Uniroyal-CA to transfer the Bayer Assets and Bayer Assumed Obligations to Bayer-CA, or any failure to transfer the Uniroyal Assets and the Uniroyal Assumed Obligations to the Partnership, in each case, in accordance with this Agreement.

(b) Notwithstanding Section 9.2(a), Uniroyal-CA shall not be required to indemnify the Bayer Indemnitees under Section 9.2(a), unless such right to indemnification is asserted by a Bayer Indemnitee (whether or not such Losses have actually been incurred) by written notice to Uniroyal-CA, describing with reasonable specificity the facts giving rise to the asserted right, within the following time periods:

(i) with respect to any failure of Uniroyal-CA to cause the transfer of the Bayer Assets and Bayer Assumed Obligations to Bayer-CA, or to transfer the Uniroyal Assets and Uniroyal Assumed Obligations to the Partnership, in accordance with this Agreement, or with respect to any failure of the Partnership to pay, perform, satisfy and discharge the Bayer Assumed Obligations, or with respect to any fraud or intentional misrepresentation made by Uniroyal-CA, or with respect to a breach of the representations and warranties contained in Sections 4.1(a)(ii), (d) and (e)(i), or with respect to any Excluded Obligation, there shall be no limitation on the time for making a claim;

(ii) with respect to any Taxes assessed against the Business or the Contributed Assets due in respect of any taxation year ended before the Closing Date which were not expressly included as an Assumed Obligation, within the period that commences on the date hereof and ends thirty (30) days following the period within which any relevant taxing authority may assess or reassess the Partnership, the Business or any relevant Bayer Indemnitee in connection with such Taxes, including all extensions thereof agreed to with tax authorities; and

(iii) with respect to all other matters covered by Section 9.2(a), on or before the date which is two (2) years after the Closing Date.

(c) Notwithstanding Section 9.2(a) and (b) Uniroyal-CA: (i) shall not be required to indemnify the Bayer Indemnitees pursuant to Section 9.2(a) with respect to any individual Losses in the De Minimis Amount, or with respect to the first TWO HUNDRED FIFTY THOUSAND UNITED STATES DOLLARS (US$250,000) of such Losses, calculated on a cumulative basis and not on a per individual basis and excluding all De Minimis Amounts (the "Threshold Amount"); and (ii) shall indemnify Bayer-CA and the Partnership pursuant to Section 9.2(a) for up to the next FIFTY MILLION UNITED STATES DOLLARS (US$50,000,000) of Losses, to the extent in excess of the Threshold Amount. Except as provided by Section 9.2(d), Uniroyal-CA's aggregate indemnification obligations pursuant to
Section 9.2(a) shall in no event exceed FIFTY MILLION UNITED STATES DOLLARS (US$50,000,000) (the "Indemnification Cap").

(d) Notwithstanding Section 9.2(c), the De Minimis Amount, the Threshold Amount and the Indemnification Cap shall not apply to Losses with respect to
(i) the failure of Uniroyal-CA to transfer the Bayer Assets and Bayer Assumed Obligations to Bayer-CA or to transfer the Uniroyal Assets and the Uniroyal Assumed Obligations to the Partnership; (ii) the failure of the Partnership to pay, perform, satisfy and discharge the Bayer Assumed Obligations; (iii) any fraudulent or intentional misrepresentation, covenant or agreement made or to be performed by Uniroyal-CA; (iv) any breach by Uniroyal-CA of the covenants in Sections 3.1 or 3.2 hereof; or (v) any Claims related to Excluded Obligations.

(e) The amounts for which Uniroyal-CA shall be liable under this Section 9.2 shall be net of any insurance proceeds actually received by Bayer-CA, its Affiliates or the Partnership in connection with the amounts or the facts giving rise to the right of indemnification. The amounts for which Uniroyal-CA shall be liable under Section 9.2 shall also include reasonable legal fees and all other costs and expenses incurred by the Partnership or Bayer-CA in enforcing their rights to indemnification hereunder.

(f) Notwithstanding anything in this Article 9 to the contrary, Uniroyal-CA shall have no obligation to indemnify Bayer-CA for Losses suffered by Bayer-CA solely as a result of Bayer-CA's ownership of an Interest or Bayer-CA's status as a Partner to the extent the Partnership has been indemnified hereunder with respect to the underlying Losses.

(g) As between Bayer-CA and the Partnership on the one hand, and Uniroyal-CA on the other hand, the remedies set forth in this Article 9 shall be the sole and exclusive remedies with respect to this Agreement and the transactions provided for herein or contemplated hereby; provided, however that this
Section 9.2(g) shall not restrict the rights of either party to seek and obtain injunctive relief to specifically enforce the other party's obligations or to seek and obtain relief for fraud. Without limiting the generality of the foregoing, Bayer-CA agrees that after the Closing, the right to indemnification under Section 9.2(a) for breach of the representations and warranties set forth in Article 5 shall constitute its sole recourse against Uniroyal-CA with respect to representations and warranties made regarding Environmental Matters, and that Bayer-CA and the Partnership shall have no other right of indemnification or any other right or remedy against Uniroyal-CA with respect to any Environmental Matters arising from the Partnership, this Agreement, the transactions contemplated thereby, or the Contributed Assets or facilities of the Business or the Partnership except for the indemnification rights set forth above in this Section 9.2, and Bayer-CA does hereby waive and release, and agrees with Uniroyal-CA to cause the Partnership to waive and release, Uniroyal-CA from all Claims, demands, causes of action, liabilities, costs or expenses with respect to Environmental Matters.

9.3  Indemnification by Bayer-CA.

(a) Subject to and as limited by the provisions of this Section 9.3, Bayer-CA agrees to defend, indemnify and hold harmless the Partnership and Uniroyal-CA and their respective officers, directors, agents and employees
(individually, a "Uniroyal Indemnitee" and collectively the "Uniroyal Indemnitees") from and against any and all Losses, suffered by the Uniroyal Indemnitee, as a result of or in connection with:

(i) any breach, misrepresentation or inaccuracy of any representation or warranty made by Bayer-CA in or pursuant to this Agreement or any Closing Agreements;

(ii) any liabilities (other than Bayer Assumed Obligations) of Bayer-CA which become liabilities of the Partnership or Uniroyal-CA;

(iii) any breach of any covenant, agreement or obligation made or to be performed by Bayer-CA under or pursuant to this Agreement or any Closing Agreements; and

(iv) any failure of Bayer-CA to transfer the Bayer Assets and Bayer Assumed Obligations to the Partnership in accordance with this Agreement.

(b) Notwithstanding Section 9.3(a), Bayer-CA shall not be required to indemnify the Uniroyal Indemnitees under Section 9.3 (a), unless such right to indemnification is asserted by a Uniroyal Indemnitee (whether or not such Losses have actually been incurred) by written notice to Bayer-CA, describing with reasonable specificity the facts giving rise to the asserted right, within the following time periods:

(i) with respect to any failure of Bayer-CA to transfer the Bayer Assets and Bayer Assumed Obligations to the Partnership in accordance with this Agreement, or with respect to any failure of Bayer-CA to pay, perform, satisfy and discharge the Bayer Assumed Obligations, or with respect to any failure of the Partnership to pay, perform, satisfy and discharge the Assumed Obligations, or with respect to any fraud or intentional misrepresentation made by Bayer-CA, or with respect to a breach of the representations and warranties contained in Sections 4.2(c) or (d), there shall be no time limitation on the time for making a claim; and

(ii) with respect to all other matters covered by Section 9.3(a), on a date which is two (2) years after the Closing Date.

(c) Notwithstanding Section 9.3(a) and 9.3(b), Bayer-CA: (i) shall not be required to indemnify the Uniroyal Indemnitees pursuant to Section 9.3(a) with respect to the De Minimis Amount or the Threshold Amount; and (ii) shall indemnify the Uniroyal Indemnitees pursuant to Section 9.3(a) for the next FIFTY MILLION UNITED STATES DOLLARS (US$50,000,000) of Losses in excess of the Threshold Amount. Except as provided by Section 9.3(d), Bayer-CA's aggregate indemnification obligation pursuant to Section 9.3(a) shall in no event exceed the Indemnification Cap.

(d) Notwithstanding Section 9.3(c), the De Minimis Amount, the Threshold Amount and the Indemnification Cap shall not apply to Losses with respect to
(i) the failure of Bayer-CA to transfer the Bayer Assets and Bayer Assumed Obligations to the Partnership; or (ii) the failure of Bayer-CA to pay, perform, satisfy and discharge the Bayer Assumed Obligations; or (iii) the failure of the Partnership to pay, perform, satisfy and discharge the Assumed Obligations; or (iv) any fraudulent or intentional misrepresentation, covenant or agreement made or to be performed by Bayer-CA; or (v) any breach by Bayer-CA of the covenants in Section 3.1 or 3.2 hereof.

(e) The amounts for which Bayer-CA shall be liable under this Section 9.3 shall be net of any insurance proceeds actually received by Uniroyal-CA in connection with the facts giving rise to the right of indemnification. The amounts for which Bayer-CA shall be liable under Section 9.3 shall also include all reasonable legal fees and all other costs and expenses incurred by the Partnership and Uniroyal-CA in enforcing their rights to indemnification hereunder.

(f) This Section 9.3 shall be the sole and exclusive remedy of Uniroyal-CA against Bayer-CA for any claim arising in connection with this Agreement or the transactions contemplated herein; provided, however that this Section 9.3(f) shall not restrict the rights of Uniroyal-CA to seek and obtain injunctive relief to specifically enforce Bayer-CA's obligations or to seek and obtain relief from fraud.

9.4  Procedure for Third Party Claims.

(a) In the event a claim arises that is covered by the indemnity provisions of Sections 9.2, 9.3 or 9.5 written notice shall be promptly given by the party seeking indemnification to the indemnifying party. A delay or failure by a party seeking indemnification to provide such prompt written notice to the other party of such claim shall not render the indemnification provisions invalid against such seeking party, except to the extent that the other party is prejudiced by such delay or failure in its attempt to mitigate or resolve such claim.

(b) Provided that the indemnifying party admits in writing to the party seeking indemnification that such claim is covered by the indemnity provisions of Sections 9.2, 9.3 or 9.5 the indemnifying party shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless the party seeking indemnification agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of the indemnifying party; provided, however, that the indemnifying party may not effect any settlement that could result in any cost, expense or liability to the party seeking indemnification or subject the party seeking indemnification to other than monetary damages unless such party consents in writing prior to such settlement and the indemnifying party agrees to indemnify such party therefor. The party seeking indemnification may select counsel to participate in any defense, in which event counsel for the party seeking indemnification shall be at the sole cost and expense of such party.

(c) Both the indemnifying party and the indemnified party shall cooperate fully with one another and shall cause the Partnership to cooperate in connection with the defense, compromise, or settlement of any such claim or action, including without limitation, by making available to the other all pertinent information and witnesses within its control.

9.5  Bulk Sales Act Indemnity

(a) It is agreed that Bayer-CA shall not require Uniroyal-CA to comply, or to assist Bayer-CA to comply, with the requirements of the Bulk Sales Act (Ontario), Section 6 of the Retail Sales Tax Act (Ontario) or such other comparable legislation in other provinces as may be applicable to the transfer of the Bayer Assets. Notwithstanding the foregoing, Uniroyal-CA agrees to indemnify and save harmless Bayer-CA from and against any Claims which may be made or brought against Bayer-CA or which Bayer-CA may suffer or incur as a result of, in respect of, or arising out of such non-compliance.

(b) It is agreed that the Partnership shall not require Bayer-CA to comply, or to assist the Partnership to comply, with the requirements of the Bulk Sales Act (Ontario), Section 6 of the Retail Sales Tax Act (Ontario) or such other comparable legislation in other provinces as may be applicable to the transfer of the Bayer Assets to the Partnership. Notwithstanding the foregoing, Bayer-CA shall indemnify and save harmless the Partnership from and against any Claims which may be made or brought against the Partnership or which the Partnership may suffer or incur as a result of, in respect of, or arising out of such non-compliance.

(c) It is agreed that the Partnership shall not require Uniroyal-CA to comply, or to assist the Partnership to comply, with the requirements of the Bulk Sales Act (Ontario), Section 6 of the Retail Sales Tax Act (Ontario) or such other comparable legislation in other provinces as may be applicable to the transfer of the Uniroyal Assets to the Partnership. Notwithstanding the foregoing, Uniroyal-CA shall indemnify and save harmless the Partnership from and against any Claims which may be made or brought against the Partnership or which the Partnership may suffer or incur as a result of, in respect of, or arising out of such non-compliance.

9.6  No Waiver of Rights.

          Nothing in this Agreement shall be deemed to be a waiver of the responsibility of the Partnership in respect of transferred Employees in the course of their employment with the Partnership, including in respect of liabilities relating to those Employees which are incurred or accrued from and after the Closing Date.



ARTICLE 10.   FINDERS AND BROKERS FEES

          Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other Person is entitled to any compensation including without limitation, a commission or finder's fee, in connection with any of these transactions. The parties each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, claim, or expense incurred by reason of any compensation, including, without limitation, brokerage, commission, or finder's fee, alleged to be payable because of any act, omission, or statement of the indemnifying party.


ARTICLE 11.  DEFAULT AND TERMINATION

11.1  Default.

(a) In the event that all the conditions precedent set forth in Sections 7.1 and 7.3 have been satisfied by Uniroyal-CA, or waived by Bayer-CA, on or prior to the Closing Date, and Bayer-CA is ready, willing and able to proceed with the Closing, but Uniroyal-CA is unable, unwilling or refuses to consummate the Closing in accordance with this Agreement, or in the event that Uniroyal-CA is otherwise in breach of this Agreement, then Bayer-CA may proceed to protect and enforce its rights pursuant to Section 11.3.

(b) In the event that all the conditions precedent set forth in Sections 7.2 and 7.3 have been satisfied by Bayer-CA, or waived by Uniroyal-CA, on or prior to the Closing Date, and Uniroyal-CA is ready, willing and able to proceed with the Closing, but Bayer-CA is unable, unwilling or refuses to consummate the Closing in accordance with this Agreement, or in the event that Bayer-CA is otherwise in breach of this Agreement, then Uniroyal-CA may proceed to protect and enforce its rights pursuant to Section 11.3.
Termination.

11.2 Termination.

          In addition to the rights of the parties set forth in Section 2.5:

(a) This Agreement may be terminated at any time prior to the Closing by mutual written consent of Uniroyal-CA and Bayer-CA.

(b) If on the Closing Date, any one or more conditions precedent to Closing set forth in Sections 7.1 and 7.3 of this Agreement has not been fulfilled or satisfied by Uniroyal-CA, or waived by Bayer-CA, then Bayer-CA may, effective upon notice to Uniroyal-CA, terminate this Agreement.

(c) If on the Closing Date, any one or more conditions precedent to Closing set forth in Sections 7.2 and 7.3 of this Agreement has not been fulfilled or satisfied by Bayer-CA, or waived by Uniroyal-CA, then Uniroyal-CA may, effective upon notice to Bayer-CA, terminate this Agreement.

11.3  Rights on Termination; Waiver.

(a) If this Agreement is terminated pursuant to Section 11.2(a), all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other, except as otherwise provided in this Section 11.3, and except that the obligations contained in Sections 11.3(e), 12.9 and 12.14 shall survive any such termination.

(b)  In the event this Agreement is terminated by Uniroyal-CA pursuant to
Section 11.2(c), as a result of Bayer-CA's failure to satisfy the conditions precedent to Closing set forth in Sections 7.2 and 7.3, then Uniroyal-CA may pursue any and all legal and equitable remedies available to it pursuant to this Agreement as a result of such breach of this Agreement.

(c)  In the event that this Agreement is terminated by Bayer-CA pursuant to
Section 11.2(b) as a result of Uniroyal-CA's failure to satisfy the conditions precedent to Closing set forth in Sections 7.1 and 7.3, then Bayer-CA may pursue any and all legal and equitable remedies available to it pursuant to this Agreement as a result of such breach of this Agreement.

(d) If any of the conditions set forth in Section 7.1 and 7.3 have not been satisfied, Bayer-CA may nevertheless elect to waive such conditions and proceed with the consummation of the transactions contemplated hereby. If any of the conditions set forth in Section 7.2 and 7.3 have not been satisfied, Uniroyal-CA may nevertheless elect to waive such conditions and proceed with the consummation of the transactions contemplated hereby. Any condition set forth in Sections 7.1, 7.2 and 7.3 which has not been fulfilled, complied with, satisfied or performed at or prior to the Closing Date shall be conclusively deemed waived if Uniroyal-CA and Bayer-CA consummate the Closing despite the lack of fulfillment, compliance with, satisfaction or performance of such condition, except that any such consummation of the Closing without the fulfillment, compliance, satisfaction or performance of any condition set forth in Sections 7.1 or 7.2 shall not relieve Bayer-CA or Uniroyal-CA from their respective indemnification obligations under Sections 9.2 and 9.3.

(e) If this Agreement and the transactions provided for herein shall be terminated or abandoned for any reason whatsoever prior to or at the Closing, each party shall return to the other parties any and all Confidential Information furnished to such party in connection herewith and hold in confidence its knowledge of any and all such Confidential Information and not use, disclose or publish the same directly or indirectly for any purpose, including without limitation for the Business (i) without the prior written consent of such other party or (ii) until the same has been theretofore publicly disclosed by such other party or otherwise ceased to be secret or confidential as evidenced by general public knowledge; provided, however, that each party shall have the right to disclose such information, without consent to the extent that (iii) such party is required by Law or any Environmental Law to do so, or (iv) such disclosure is required in connection with litigation pertinent to such information. The foregoing provisions are intended to supplement and not supersede any existing confidentiality, secrecy or similar agreements between the parties and between each party and any Third Party.

ARTICLE 12.  MISCELLANEOUS

12.1  Sales and Transfer Taxes.

          Uniroyal-CA and Bayer-CA shall each pay, and shall cause the Partnership to pay, directly to the appropriate taxing authorities, all sales and transfer taxes, registration charges and transfer fees other than the goods and services tax ("GST") imposed under Part IX of the Excise Tax Act (Canada) payable by it, applicable in respect of the purchase and sale of the Bayer Assets under this Agreement, or by the Partnership, applicable in respect of the contributions of the Uniroyal Assets and the Bayer Assets to the Partnership under this Agreement, and shall furnish proof of such payment upon the reasonable request of any party to this Agreement.

12.2  Goods and Services Tax.

(a) Bayer-CA shall be liable for and shall pay to Uniroyal-CA an amount equal to any GST payable by Bayer-CA and collectible by Uniroyal-CA under the Excise Tax Act (Canada) or any provincial legislation imposing a similar value added or multi-staged tax, in connection with the purchase and sale of the Bayer Assets.

(b) Uniroyal-CA and Bayer-CA agree that they shall cause the Partnership to pay to:

(i) Uniroyal-CA, an amount equal to any GST payable by the Partnership and collectible by Uniroyal-CA under the Excise Tax Act (Canada) or any provincial legislation imposing a similar value added or multi-staged tax, in connection with the contribution of the Uniroyal Assets to the Partnership; and

(ii) Bayer-CA, an amount equal to any GST payable by the Partnership and collectible by Bayer-CA under the Excise Tax Act (Canada) or any provincial legislation imposing a similar value added or multi-staged tax, in connection with the contribution of the Bayer Assets to the Partnership.

12.3  No Third Party Beneficiaries.

          Nothing in this Agreement is intended, nor shall it be construed, to confer any rights or benefits upon any Person (including, but not limited to, any employee or former employee of the Partnership) other than the parties hereto, and solely to the extent provided in Sections 9.2 and 9.3. Except as provided in Sections 9.2 and 9.3, the Uniroyal Indemnitees, Bayer Indemnitees, and other Persons shall have no rights or remedies hereunder. No Third Party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement. Uniroyal-CA and Bayer-CA assume no liability to any Third Party because of any reliance on the representations, warranties and agreements of Uniroyal-CA and Bayer-CA contained in this Agreement.

12.4  Expenses of the Parties.

          Subject to Sections 6.2, 9.2, 9.3, 11.3, 12.1 and 12.2 hereof, all expenses involved in the preparation, authorization, and consummation of this Agreement, incurred up to and including the Closing, including without limitation, all fees and expenses of agents, representatives, counsel, and accountants in connection therewith, shall be borne solely by the party who shall have incurred the same, and the other parties shall have no liability in respect thereof; provided, however, that nothing herein shall be construed to release or impair any claim for damages by any party under Sections 9.2, 9.3 or 11.3; provided, further, that any and all such expenses of the Partnership shall be borne solely by Uniroyal-CA.

12.5  Amendment and Waiver.

          No amendment, supplement, or modification of this Agreement shall be binding unless executed in writing by the parties. Any party's failure to insist on strict performance of any provision of this Agreement shall not be deemed a waiver of any other provision of this Agreement, nor shall such waiver relieve any other party from performing any subsequent obligation strictly in accordance with the terms of this Agreement. No waiver shall be effective unless it is in writing and signed by the party against whom enforcement is sought. The waiver shall be limited to provisions of this Agreement specifically referred to therein and shall not be deemed a waiver of any other provision. No waiver shall constitute a continuing waiver unless the writing states otherwise. For greater certainty, the terms and conditions of any future agreements, including without limitation any contract manufacturing agreement or tolling arrangement, may override the provisions of this agreement to the extent those provisions are inconsistent with the terms and condition of this Agreement; provided that such overriding affect shall occur only on a prospective basis.

12.6  Headings for Convenience.

          The Section headings of this Agreement are included for convenience only and shall not be deemed to limit or otherwise affect the construction of any of its provisions.

12.7  Counterparts.

          This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.8  Binding Effect.

          Subject to the provisions of Section 12.12, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective administrators, legal representatives, successors and permitted assigns.

12.9  Publicity.

(a) The parties hereto expect to make a public announcement of the transactions contemplated herein as soon as practicable after the execution hereof pursuant to a joint press release in the form previously agreed upon by Uniroyal-CA and Bayer-CA. Thereafter and until the Closing, all general notices, releases, statements and communications to employees, suppliers, distributors and customers of the Business and to the general public and the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by Uniroyal-CA and Bayer-CA; provided, however, that each of Uniroyal-CA and Bayer-CA shall be entitled to make a public announcement relating to the proposed transaction if, in the opinion of its legal counsel, such announcement is required to comply with Law or any Environmental Law or applicable stock exchange rules and regulations (in which case the disclosing party shall use its best efforts to provide the other party with as much advance notice as possible with respect to the reasons for and text of such announcement and to make such announcement no more extensive than is necessary to meet the minimum requirement imposed on the party making such announcement.

(b) Notwithstanding the foregoing paragraph (a) of this Section 12.9, no party hereto or its representatives will, without the prior written consent of the other parties, disclose to any other person any Confidential Information that has been made available in connection with this Agreement (other than information which has been published or made publicly available other than by unauthorized disclosure of a party), or disclose any of the terms, conditions, or other facts with respect to this Agreement, except if, in the opinion of its legal counsel, such disclosure is required to comply with Law or any Environmental Law or applicable stock exchange rules and regulations. If circumstances make it impossible to give such prior written notice, then any disclosure made shall be no more extensive than is necessary to meet the minimum requirement imposed on the party making such disclosure.

12.10  Complete Agreement.

          This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, including without limitation the agreement dated September 16, 1998 by and among Bayer Corporation, Uniroyal Chemical Company, Inc., Gustafson, Inc., Trace Chemicals, Inc. and C&K and the non-binding offer from Bayer AG to C&K dated February 2, 1998, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein.

12.11  Notices.

          All notices and other communications required or permitted by this Agreement shall be in writing in the English language, may be given by a party or its legal counsel, and shall deemed to be duly given (i) when personally delivered (provided written confirmation thereof is also delivered in person or by express courier), or (ii) upon delivery by a nationally recognized express courier service which provides evidence of delivery, or (iii) upon delivery of a facsimile transmission, provided a copy thereof is also delivered in person or by express courier.

          Notice to Bayer-CA shall be sufficient if given to:

               Bayer Inc.
               77 Belfield Road
               Toronto, ON  M9W 1G6
               Attention.:    Thomas Tithecott,
                              Vice President and General Counsel
               Facsimile Number:     (416) 240-5426
               Telephone Number:     (416) 248-3055

          with a copy to:

               Bayer Corporation
               8400 Hawthorne Road
               Kansas City, MO 61420
               Attention:     Vice President and Assistant General
                              Counsel
               Facsimile Number:     816-242-2739
               Telephone Number:     816-242-2367

          Notice to Uniroyal-CA shall be sufficient if given to:

               Uniroyal Chemical Co./Cie
               25 Erb Street
               Elmira, ON  N3B 3A3
               Attention:          David Ash, General Manager
               Facsimile Number:     (519) 669-4404
               Telephone Number:     (519) 669-1671 Ext. 228

          with a copy to:

               Crompton & Knowles Corporation
               One Station Place - Metro Centre
               Stamford, CT  06902
               Attention:          Charles J. Marsden, Senior Vice President
                                   and Chief Financial Officer
               Facsimile Number:     (203) 353-5424
               Telephone Number:     (203) 353-5416

          with a copy to:

               Crompton & Knowles Corporation
               One Station Place-Metro Center
               Stamford, CT  06902
               Attention:     John T. Ferguson II, Vice President,
                              General Counsel and Secretary
               Facsimile Number:     (203) 353-5423
               Telephone Number:     (203) 353-5405

               Each party shall have the right to designate other or additional addresses or addressees for the delivery of notices, by giving notice as provided in this Section 12.11.
12.12  Assignment.

          This Agreement and each party's respective rights hereunder, may not be assigned by any party without the prior written consent of all the other parties hereto, to be given or withheld in the sole discretion of each party. Any attempted assignment in violation of this Section 12.12 shall be deemed to be void.

12.13  Severability.

          In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the provision will be enforced to the maximum extent permissible and the remaining portions of this Agreement shall remain in full force and effect.

12.14  Choice of Law; Choice of Forum.

(a) Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the Province of Ontario, Canada.

(b) Dispute Resolution. Any and all disputes arising out of or related to this Agreement including, without limitation, questions concerning the construction, enforceability, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement, and any dispute which relates to the Confidential Information of any party hereto, will be initially mediated in accordance with the dispute resolution procedures set forth in this Section 12.14 and Exhibit E. No provision of, or the exercise of any rights, under this Section 12.14 and Exhibit E shall limit the right of any party pursue all legal remedies available to them, or obtain provisional or ancillary remedies such as injunctive relief from a court having jurisdiction before, during or after the pendency of any alternative dispute resolution.

(c) Waiver of Trial by Jury. UNIROYAL-CA AND BAYER-CA EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE OTHER PARTIES IN CONNECTION HEREWITH.

(d) Consent to Jurisdiction. Uniroyal-CA and Bayer-CA each irrevocably consent that any action or proceeding against it under, arising out of or in any manner relating to this Agreement shall be brought in the courts of the Province of Ontario. Uniroyal-CA and Bayer-CA hereby each expressly and irrevocably assent and submit to the personal jurisdiction of any such court in any such action or proceeding. Uniroyal-CA and Bayer-CA each further irrevocably consent to the service of summons, notice, or other process relating to any such action or proceeding by delivery thereof by hand or by mail in the manner provided for in Section 12.11 of this Agreement and consent that it may be served with any process or paper by registered mail or by personal service within or without the Province of Ontario in accordance with applicable law. Uniroyal-CA and Bayer-CA each waive any objection, claim or defense which it may have at any time to the laying of venue of any such action or proceeding in any such court; irrevocably waive any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum; and further, irrevocably waive the right to object, with respect to any such action or proceeding brought in any such court, that such court does not have jurisdiction over such party.


          IN WITNESS WHEREOF, each of the parties has caused this Purchase and Contribution Agreement to be duly executed as of the date first above written.

                                    UNIROYAL CHEMICAL CO./CIE


                                    By:/s/ David Ash
                                    Name:  David Ash
                                    Title: General Manager
                                    Date: November 18, 1998


                                   BAYER INC.


                                  By:/s/Sommer
                                  Name: Sommer
                                  Title:VP CFO
                                  Date:

                                  By:/s/Thomas G. Tithecott
                                  Name: Thomas G. Tithecott
                                  Title:Secretary
                                  Date: Nov. 20, 1998


Exhibit A

Knowledge of Uniroyal-CA

Exhibit B

Form of Partnership Agreement

Exhibit C

Forms of Opinion of Counsel to Bayer-CA

Exhibit D

Forms of Opinion of Counsel to Uniroyal-CA

Exhibit E

Alternative Dispute Resolution Procedures

A.     Method of Invoking ADR Procedures

     1. These procedures may be invoked by any party by giving written notice to the others of the dispute and designating one or more persons (collectively, the "Designee") to act on behalf of the disputing party regarding the dispute. The other parties shall be required to respond to the disputing party's notice within ten (10) business days by designating in writing its own Designee. A party may choose to represent itself, or if it appoints a Designee, its officers may nonetheless attend such meetings.

     2. The parties, each acting through its Designee, shall meet at a mutually acceptable time and place within ten (10) business days after the non-disputing party designates its Designee to the others. At that meeting, the parties shall attempt in good faith to negotiate a resolution of the dispute, or failing that, to agree on a method for resolving the claim or dispute.

     3. If, within ten (10) business days after the first meeting or within such longer period of time as the parties may mutually agree, the parties have not succeeded in negotiating a resolution of the claim or dispute or agreeing on a dispute resolution mechanism, they shall submit the dispute to mediation in accordance with the procedures set forth herein.

     4. The parties will jointly appoint a mutually acceptable mediator to mediate the dispute. If the parties are unable to agree on a mutually acceptable mediator within five (5) business days after the conclusion of the negotiations described in paragraph 3 above, then the parties shall select a neutral Third Party from American Arbitration Association ("AAA") in New York, New York, with the assistance of AAA, unless the parties agree otherwise in finding a mutually acceptable mediator.

     5. Each party to the dispute shall bear an equal share of the fees and costs of the mediator, and any fees and costs of AAA.

     6. The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days from appointment of a mediator by any of the parties or the AAA.

     7. The parties agree that the mediation period may be extended for an additional thirty (30) days beyond the initial thirty (30) day period upon agreement of the parties. Either party may terminate the mediation at any time after the initial thirty (30) days or when any agreed upon extension has expired.

B.     Mediation Procedures

     1.     The mediator shall be neutral and impartial.

     2. The mediator shall control the procedural aspects of the mediation. The parties will cooperate fully with the mediator.

          (a) The mediator is free to meet and communicate separately with each party.

          (b) The mediator will decide when to hold joint meetings with the parties and when to hold separate meetings. There shall be no stenographic record of any meeting. Formal rules of evidence will not apply.

     3. Each party may be represented by more than one person, including an attorney.

     4.     The process will be conducted expeditiously.

     5. The mediator will not transmit information received from any party to another party or any third person unless authorized to do so by the party transmitting the information.
     6. The entire process is confidential. The parties and the mediator will not disclose information regarding the process, including settlement terms, to third persons, unless the parties otherwise agree. The process shall be treated as a compromise negotiation for purposes of the applicable rules of evidence. Further, the parties will not disclose the existence of a dispute or information regarding the mediation to third persons including, without limitation, the media.

     7. The parties will refrain from pursuing administrative and/or judicial remedies during the mediation process, except as otherwise expressly provided in the agreement which incorporates these procedures. The parties agree that any and all statutes of limitation or periods of time for taking action shall be tolled during the time period that the parties are engaged in mediation.

     8.     Unless all parties and the mediator otherwise agree in writing:

          (a) The mediator will be disqualified as a witness, consultant or expert in any pending or future investigation, action or proceeding relating to the subject matter of the mediation (including any investigation, action or proceeding which involves persons not parties to this mediation);

          (b) The mediator, at the conclusion of the mediation, will immediately either destroy and certify destruction of, or return to the providing party, any and all documents and information in the mediator's possession, whether or not the mediation was successful; and

          (c) The mediator will not be subpoenaed in any such investigation, action or preceding and all parties will oppose any effort to have the mediator subpoenaed.

     9. The mediator, if a lawyer, may freely express views to the parties on the legal issues of the dispute.

     10. The mediator shall not be liable for any act or omission in connection with the mediation.

     11. The mediator may withdraw at any time by written notice to the parties (i) for overriding personal reasons, (ii) if the mediator believes that a party is not acting in good faith, or (iii) if the mediator concludes that further mediation efforts would not be useful.

C.     Litigation

     If the parties do not resolve the dispute through mediation within the period provided in Part A above, the parties may pursue any and/or all applicable legal and/or equitable remedies available to them.



Exhibit F

Form of Marketing Rights and Margin Agreement
Exhibit G

Form of Pre-Exercise Distribution and Technology License Agreement

Exhibit H

Form of Post-Exercise Distribution and Technology License Agreement

Exhibit I

Form of Uniroyal-Bayer Transfer, Assignment and Assumption Agreement

Exhibit J

Form of Bayer Transfer, Assignment and Assumption Agreement
Exhibit K

Form of Uniroyal Transfer, Assignment and Assumption Agreement
Exhibit L

Form of Consent Agreement